Exhibit 10.1

LICENSE CONTRACT FOR THE

EXPLORATION AND EXPLOITATION OF

HYDROCARBONS IN BLOCK 95

PERUPETRO S.A.

AND

HARKEN DEL PERÚ LIMITADA

LICENSE CONTRACT FOR THE

EXPLORATION AND EXPLOITATION OF HYDROCARBONS IN BLOCK 95

PERUPETRO S.A.

AND

HARKEN DEL PERÚ LTDA.

PRELIMINARY CLAUSE - GENERAL

I.	By virtue of the authority conferred upon it by Law No. 26221, PERUPETRO participates in this document to enter into the License Contract for the Exploration and Exploitation of Hydrocarbons in Block 95.

II.	Hydrocarbons “in situ” are the property of the State. The ownership right to extracted Hydrocarbons is transferred by PERUPETRO to the Contractor on the Date of Signing, as stated in the Contract and in Article 8 of Law No. 26221.

The Contractor commits itself to pay to the State, through PERUPETRO, a cash royalty under the conditions and at the time set forth in the Contract.

III.	In accordance with the provisions set forth in Article 12 of Law No. 26221, the Contract shall be governed by Peru’s private law and shall be subject to the scope of Article 1357 of the Civil Code.

IV.	For all purposes related to and arising from this Contract, the Parties hereby agree that the captions of the clauses are irrelevant for purposes of the interpretation of the contents thereof.

V.	Any reference to the Contract includes the annexes. Should any conflict arise between the annexes and the body of the Contract, the latter shall prevail.

CLAUSE ONE - DEFINITIONS

The definitions agreed upon by the Parties in this clause are aimed at giving the required meaning to the terms used in the Contract, and such meaning shall be the only one accepted for purposes of interpretation in the performance hereof, unless otherwise expressly agreed upon by the Parties in writing.

The terms defined and used in the Contract, whether in singular or plural, shall be capitalized and shall have the following meanings:

1.1	Affiliate

Any entity, fifty percent (50%) or more of the voting share capital of which is owned, whether directly or indirectly, by any PERUPETRO or the Contractor; or any entity or person who owns, whether directly or indirectly, fifty percent (50%) or more of the voting share capital of one of PERUPETRO or the Contractor; or any entity, fifty percent (50%) or more of the voting share capital of which is owned, whether directly or indirectly, by the same shareholder or shareholders who own, whether directly or indirectly, fifty percent (50%) or more of the voting share capital of PERUPETRO or the Contractor.

1.2	Year

A period of twelve (12) consecutive Months, according to the Gregorian Calendar, counted from a specific date.

1.3	Contract Area

The area described in Annex “A” and shown in Annex “B”, called Block 95 located between the Provinces of Requena the Department of Loreto of comprising an area of 515.731,13 ha.

The Contract Area shall be redefined after excluding the areas to be relinquished by the Contractor, pursuant to the terms of the Contract.

Should there be any discrepancy between what is shown in Annex “B” and described in Annex “A”, the latter shall prevail.

1.4	Barrel

Unit used to measure Fiscalized Liquid Hydrocarbons, consisting of forty-two (42) United States of America gallons capacity, corrected to a temperature of sixty degrees Fahrenheit (60°F) at sea level pressure, without water, mud or other sediments (BS&W).

1.5	Btu

British thermal unit. The amount of heat needed to raise the temperature of one (1) pound of water, equivalent to 1055.056 joules, by one degree Fahrenheit (1 °F).

1.6	Acts of God or Force Majeure

This term shall be understood to include, among others: fire, temblors, earthquakes, sea quakes, landslides, avalanches, floods, hurricanes, storms, explosions, unforeseeable acts of God, wars, guerrillas, terrorist acts, acts of sabotage, civil unrest, blockades, uncontrollable transportation delays, strikes, stoppages, impossibility to obtain, in spite of having been foreseen, appropriate facilities for the transportation of materials, licenses, permits, equipment and services, or any other cause, whether similar to or different from those specifically listed herein, which are beyond reasonable control and cannot be foreseen or, in spite of having been foreseen, cannot be avoided.

1.7	Supervisory Committee

A body made up of the Parties through which PERUPETRO supervises and coordinates the fulfillment and performance of the Contract, its structure and powers being described in clause seven hereof.

1.8	Technical Conciliation Committee

A non-permanent body created with the aim of issuing an opinion on any discrepancy that may arise in relation to the Operations. It will be set up in accordance with the provisions set forth in point 21.2 of the Contract.

1.9	Condensates

Liquid Hydrocarbons that result from the condensation of Hydrocarbons separated from the Natural Gas, due to changes in pressure and temperature at the time the Natural Gas is produced from the Reservoirs or released from one or more of the Natural Gas compression stages. They remain in a liquid state at atmospheric temperature and pressure.

1.10	Fiscalized Condensates

Condensates produced from the Contract Area, measured at a Production Fiscalization Point.

1.11	Contractor

Harken del Peru Limitada, registered on the Public Register of Hydrocarbons, on Entry No. 11309147 of the Book of Contractors of Operations.

1.12	Contract

This agreement, which has been reached by the Parties and includes the terms and conditions set forth in this document and in the annexes hereto, and the additional agreements to which the Parties may come hereunder, including any amendment hereto according to law.

1.13	Development

The performance of any activity required for the Production of Hydrocarbons, such as drilling, completion and deepening of wells, as well as the design, construction, and installation of equipment, piping, storage tanks and other means and facilities, including the use of artificial Production and enhanced primary recovery methods, in the Contract Area and outside of the Contract Area, if required.

It includes the construction of the Transportation and Storage System, the Production Fiscalization Point facilities, the Main Pipeline facilities and, if applicable, topping plants for the manufacture of products to be used in the Operations or Natural Gas processing plants.

1.14	Commercial Discovery

The discovery of Hydrocarbon reserves which, in the opinion of the Contractor, justify their commercial exploitation.

1.15	Day

A period of twenty-four (24) hours, starting at zero (0.00) hours and ending at twenty-four (24.00) hours.

1.16	Business Day

All working Days from Monday to Friday inclusive, except for those Days declared non-working, whether in whole or in part, in the city of Lima by the competent authority.

1.17	Dollar or US$

The US legal tender.

1.18	Main Pipeline

The main pipeline that may be constructed and operated by the Contractor and that, starting from the end of the Transportation and Storage System, transports the Hydrocarbons produced from the Contract Area to a pipeline owned by third parties, to a sales or export point, or to a Production Fiscalization Point, without prejudice to the approval referred to in point 2.3, if applicable, and may include measurement points connected to the pipeline, the necessary storage and shipping areas, smaller pipes, pumping or compression stations, communication systems, access and maintenance roads, and any other facilities that may be necessary and required for the transportation of Hydrocarbons on an uninterrupted and timely basis; including the design, construction, maintenance and equipping of all of the foregoing. The open access to any Main Pipeline will start on the beginning of the fifth Year, counted as from the Date of Commencement of Commercial Extraction.

1.19	Exploration

The planning, performance and evaluation of all types of geological, geophysical, geochemical and other studies, the drilling of Exploratory Wells and related activities required to discover Hydrocarbons, including the drilling of Confirmation Wells for the purpose of evaluating the Reservoirs discovered.

1.20	Exploitation

Development and/or Production.

1.21	Date of Commencement of Commercial Extraction

The date of the first measurement of Hydrocarbons at a Production Fiscalization Point, resulting in the payment of the royalty.

For purposes of this definition, the volumes produced for tests or other purposes specifically agreed upon by the Parties are not considered in this definition.

1.22	Date of Signing

April 7, 2004, date on which PERUPETRO and the Contractor sign the Contract.

1.23	Effective Date

Date on which the Contractor must start the Operations, which will be fixed within the sixty (60)-Day period following the Date of Signing.

1.24	Fiscalization

The actions taken by OSINERG (the Entity in charge of Supervising Investment in the Energy Sector), in accordance with the legal rules and technical standards, in relation to the Exploration and Exploration operations conducted by the Contractor.

1.25	Natural Gas

A mixture of Hydrocarbons that, at the initial Reservoir conditions, is found in a gaseous state or dissolved with Petroleum. It includes Associated Natural Gas and Non-Associated Natural Gas.

1.26	Associated Natural Gas

Natural Gas produced with the Liquid Hydrocarbons from the Reservoir.

1.27	Fiscalized Natural Gas

Natural Gas produced from the Contract Area, measured at a Production Fiscalization Point.

1.28	Non-Associated Natural Gas

Natural Gas occurring in a Reservoir where, under the initial Reservoir conditions, there are no Liquid Hydrocarbons.

1.29	Hydrocarbons

Every organic, gaseous, liquid or solid compound, consisting mainly of carbon and hydrogen.

1.30	Fiscalized Hydrocarbons

Hydrocarbons produced from the Contract Area, measured at a Production Fiscalization Point.

1.31	Liquid Hydrocarbons

Petroleum, Condensates and, in general, all Hydrocarbons which at atmospheric conditions of temperature and pressure are in a liquid state at their place of measurement, including Hydrocarbons that are in a liquid state at a temperature higher than the atmospheric temperature.

1.32	Fiscalized Liquid Hydrocarbons

Liquid Hydrocarbons produced from the Contract Area and measured at a Production Fiscalization Point.

1.33	Law No. 26221

The Organic Hydrocarbon Law No. 26221, and any and all amplifying, regulatory and amending legislation.

1.34	NGLs or Natural Gas Liquids

Liquid Hydrocarbons obtained from Natural Gas, consisting of a mixture of ethane, propane, buthane and other heavier Hydrocarbons.

1.35	Fiscalized NGLs or Fiscalized Natural Gas Liquids

Natural Gas Liquids measured at a Production Fiscalization Point.

1.36	Month

Period counted as from any given Day of a calendar month, ending on the Day prior to the same Day of the following calendar month or, if there is no such Day, the last Day of that month.

1.37	SCF

Means one thousand (1,000) standard cubic feet (“SCF”). One (1) “SCF” is the volume of gas required to fill a space of one (1) cubic feet at 14.695 pounds per square inch of absolute pressure, at a base temperature of sixty degrees Fahrenheit (60° F).

1.38	Operations

All Exploration and Exploitation activities, and all other activities that are the subject matter of or are related to the performance of the Contract.

1.39	Parties

PERUPETRO and the Contractor

1.40	PERUPETRO

PERUPETRO S.A., a State Company of Private Law of the Energy and Mines Sector, created by Law No. 26221.

1.41	Petroleum

Hydrocarbons that, at the initial Reservoir conditions of pressure and temperature, are in a liquid state and basically remain in a liquid state under atmospheric conditions; do not include Condensates, Natural Gas Liquids or Liquefied Natural Gas.

1.42	Fiscalized Petroleum

Petroleum produced from the Contract Area, measured at a Production Fiscalization Point.

1.43	Heavy Oil

Liquid Hydrocarbons that, in order to be Exploited, because of their density and viscosity, require the use of non-conventional methods and, in order to be transported, require heating or other procedures, excluding their mixture with Petroleum produced from the same Field, resulting in light Petroleum.

1.44	Confirmation Well

A well drilled to evaluate the Hydrocarbon Reservoirs discovered.

1.45	Development Well

A well drilled for purposes of Producing the Hydrocarbons discovered.

1.46	Exploratory Well

A well drilled to discover a new Reservoir or determine the stratigraphic conditions of a given area, including the wells drilled in structural culminations that are geologically separated from that portion of the same structure that was previously investigated.

1.47	Production

Any activity carried out in the Contract Area or outside of the Contract Area, as required, for the purpose of extracting and handling Hydrocarbons from the Contract Area, including the operation and reconditioning of wells, the installation and operation of equipment, piping, the Transportation and Storage System, the Main Pipeline, the treatment and measurement of Hydrocarbons, and all primary and enhanced recovery methods.

1.48	Production Fiscalization Point

The place or places designated by the Contractor in the Contract Area, or outside of the Contract Area by agreement between the Parties, where all measurements and volumetric determinations, as well as determinations of water and sediment contents and other measurements are made, in order to establish the volume and quality of Fiscalized Hydrocarbons, according to the corresponding API and ASTM standards.

1.49	Reservoir

Underground stratuim or strata which form(s) part of a Field and is(are) currently producing, or has(have) proved to be capable of producing Hydrocarbons, and share a single pressure system all along their length.

1.50	Transportation and Storage System

All pipes, pumping stations, compression stations, storage tanks, river facilities, delivery systems, roads, and other facilities and means required and useful for the transportation of Hydrocarbons produced from the Contract Area to a Production Fiscalization Point, to the Main Pipeline or to a pipeline owned by third parties, including the design, construction, maintenance and equipping of the foregoing.

1.51	Subcontractor

Every natural or juridical person, whether national or foreign, contracted by the Contractor to render services related to the Operations.

1.52	Supervision

The actions taken by PERUPETRO to verify compliance with Contractor’s contractual obligations.

1.53	Tributes

Includes taxes, contributions and rates, in accordance with the provisions set forth in the Tax Cod(;.

1.54	Contract Term

Period between the Date of Signing and the expiration of the relevant term set forth in point 3.1 hereof.

1.55	Field

A surface area underlaid by one or more Reservoirs that are producing or have proved to be capable of producing Hydrocarbons.

CLAUSE TWO - OBJECT OF THE CONTRACT

2.1	The Contractor is hereby authorized by PERUPETRO to carry out the Operations, in accordance with the provisions set forth in Law No. 26221, in the pertinent legislation, and in the Contract, for the common purpose of discovering and producing Hydrocarbons from the Contract Area.

2.2	The Contractor shall enjoy ownership rights to the Hydrocarbons extracted from the Contract Area, in accordance with the provisions set forth in item II of the preliminary clause hereof.

2.3	The Contractor shall conduct the Operations according to the terms set forth herein, whether directly or through Subcontractors. If field operations are to be carried out outside of the Contract Area, the approval of PERUPETRO shall be required.

2.4	PERUPETRO is in charge of the Supervision work, according to law and in keeping with the provisions of the Contract.

OSINERG will be responsible for the Fiscalization work, according to law.

2.5	The representatives of PERUPETRO will cant’ out their Supervisory function at any time, subject to prior notice, for which purpose they must identify themselves and be expressly authorized by PERUPETRO. The Contractor shall provide all the necessary facilities that may reasonably be within its reach at the place where its Operations are carried out, to enable said representatives to comply with their mission, which will be complied with without interfering with the Operations.

The costs and expenses incurred by the representatives of PERUPETRO shall be for the cost and account of PERUPETRO.

2.6	The Contractor shall furnish and be responsible for all the technical, economic and financial resources that may be required for the performance of the Operations.

CLAUSE THREE - TERM, CONDITIONS AND GUARANTY

3.1	The term of the Hydrocarbon exploration phase is seven (7) Years, which can be extended according to law. This term is calculated as from the Efective Date, unless said term is modified pursuant to the provisions set out elsewhere in the Contract.

The term of the Petroleum exploitation phase is the term left after the end of the exploration phase, until completing the term of thirty (30) Years counted as from the Efective Date, unless said term is modified pursuant to the provisions set out elsewhere in the Contract.

The term for the exploitation of Non-Associated Natural Gas and Non-Associated Natural Gas and Condensates is the term left after the end of the exploration phase, until completing the term of forty (40) Years counted as from the Efective Date, unless said term is modified pursuant to the provisions set out elsewhere in the Contract.

3.2	The exploration phase is divided into six (6) periods, as follows:

3.2.1 A first period of twelve (12) Months, counted as from the Efective Date.

3.2.2 A second period of twelve (12) Months, counted as from the end of the term set forth in subpoint 3.2.1.

3.2.3 A third period of twenty four (24) Months, counted as from the end of the term set forth in subpoint 3.2.2.

3.2.4 A fourth period of twelve (12) Months, counted as from the end of the term set forth in subpoint 3.2.3.

3.2.5 A fifth period of twelve (12) Months counted as from the end of the term set forth in subpoint 3.2.4.

3.2.6 A sixth period of twelve (12) Months counted as from the end of the term set fifth in subpoint 3.2.5.

3.3	During the exploration phase the Contractor can move on to the next period, to the extent it gives PE:RUPETRO notice thereof thirty (30) Days in advance of the expiration of the then current period, as long as the Contractor is not included in the grounds for termination contemplated under subpoint 22.3.1. Termination on these grounds will result in execution of the corresponding guaranty.

3.4	If during any of the periods referred to in point 3.2 above, the Contractor, due to duly proven technical or economic reasons, is unable to complete the respective minimum work programs, it will be entitled to extend such period up to a maximum terrm of six (6) Months, provided it has requested PERUPETRO’s authorization for said extension at least thirty (30) Days in advance of the expiration of the then current period and the reasons in support of said request have been verified and approved by PERUPETRO. In such event, prior to the expiration of the then current period, the Contractor will furnish a new guaranty or extend the existing one for the new agreed term, pursuant to the requirements set forth in point 3.10. If the extensions granted extinguish the term of the last period of the exploration phase and the Contractor decides to move on with the exploration work, the obligations of said period will be fulfilled through an extension of the exploration phase to be agreed upon by the Parties, according to law.

After complying with the minimum work program of the period then underway within the corresponding term established in point 3.2, if the Contractor has made use of the extension referred to in the preceding paragraph, if applicable, provided the work has consisted in the drilling of at least one Exploratory Well, the Contractor can request the approval by PERUPETRO of an extraordinary term of up to six (6) months to reassess all the information and results obtained until the period then underway, for the purpose of conducting a study and thus be able to make the decision to move on to the following period.

The approvals referred to in this point will be granted at the sole discretion of PERUPETRO.

3.5	The exploration phase may continue, at Contractor’s option, after the Date of Commencement of Commercial Extraction until the end of the term of said phase set forth in point 3.1. In such event, the tax exemption set forth in point 10.3 shall be in force until the expiration of the exploration phase, while the straight-line amortization method referred to in point 9.6 shall apply as from the Date of Commencement of Commercial Extraction, according to law.

3.6	If, during any period of the exploration phase, the Contractor makes a discovery or discoveries of Hydrocarbons which is/are non-commercial only for transportation reasons, it may request a retention period of up to five (5) Years for the Field or Fields discovered, in order to make the transportation of production feasible.

The retention right shall be subject to the concurrence of at least the following requirements:

a)	The Contractor must prove, to PERUPETRO’s satisfaction, that the volumes of Hydrocarbons discovered from the Contract Area are insufficient to economically justify the construction of the Main Pipeline;

b)	Both the discoveries made in adjacent areas as well as the discoveries made by the Contractor are insufficient to economically justify the construction of a main pipeline; and

c)	The Contractor must prove, on an economic basis, that the Hydrocarbons discovered cannot be transported from the Contract Area to the place where they will be marketed, through any means of transportation.

3.7	Should the Contractor make a discovery of Non-Associated Natural Gas or Non-Associated Natural Gas and Condensates during any period of the exploration phase, it may request a retention period of up to ten (10) Years for the Field or Fields discovered, for the purpose of developing the market.

3.8	If the Contractor makes a discovery of Petroleum and a discovery of Non-Associated Natural Gas or Non-Associated Natural Gas and Condensates during any period of the exploration phase, and the assumptions described in points 3.6 and 3.7 above take place, the Contractor may request a retention period for Petroleum and another retention period for Non-Associated Natural Gas or Non-Associated Natural Gas and Condensates, for the purposes referred to in said points.

3.9	The retention period referred to in points 3.6 and 3.7 above shall extend the Contract Term for a period equivalent to the retention period granted by PERUPETRO.

The retention period shall be authorized in writing. For this purpose, the Contractor shall file an application with PERUPETRO, attaching thereto the relevant supporting evidence and the schedule of activities to be carried out.

The exploration phase will end upon the commencement of the retention period. The exploitation phase will start upon the declaration of Commercial Discovery in the retention period.

The granting of the retention period referred to in points 3.6 and 3.7 and the term thereof will be determined by PERUPETRO in its sole discretion, without affecting or reducing the Contractor’s obligation to comply with the minimum work program of the period of the exploration phase then under way.

3.10

The Contractor must guarantee the fulfillment of the minimum work program of each period of the exploration phase, pursuant to points 3.2 and 4.6, through a joint and several, unconditional, and irrevocable bank guaranty that may be automatically executed in Peru without the benefit of exclusion, issued by a duly qualified entity of the financial system domiciled in Peru and accepted by PERUPETRO. At the request of PERUPETRO, the Contractor will replace any guaranty already delivered by a new guaranty within a term of fifteen (15) Business Days following the date of receipt of PERUPETRO’s request by the Contractor.

The amount of the guaranty for the minimum work program of each period of the exploration phase is the amount shown in annexes “C-1” through “C-6”, which is obtained by multiplying the dollar equivalence, which for purposes hereof is established in Annex “F” hereto, by the number of Exploration Work Units corresponding to each period, according to the provisions of point 4.6.

The guaranties will be issued for each minimum work program, as per the form shown in annexes “C-1” through “C-6”, as the case may be.

The guaranties for the minimum work program of each period of the exploration phase under point 4.6 will be delivered to PERUPETRO before the commencement of each period; otherwise, the provisions set forth in subpoint 22.3.3 shall be applicable. The guaranty for the minimum work program of the first period will be delivered on the Date of Signing.

The guaranties to be furnished in the event the terms of the periods of the exploration phase are extended, must be replaced or extended by the Contractor before the commencement of the corresponding extension. Otherwise, PERUPETRO’s approval of the extension requested by the Contractor will be invalidated.

The guaranty to be furnished for the minimum work program of each period of the exploration phase shall remain in force during a term that shall exceed by thirty (30) Business Days the term of such period.

If any of the guaranties delivered by the Contractor is not kept in full force and effect during the agreed term, the Contractor will deliver a new guaranty or extend the existing one within a term of fifteen (15) Business Days following receipt by the Contractor of PERUPETRO’s notice. Otherwise, the provisions set forth in subpoin’t 22.3.3 shall apply.

Upon compliance with the obligation backed up by each guaranty, PERUPETRO shall immediately return the corresponding guaranty to the guarantor, through the Contractor.

The execution of any guaranty will result in the extinction of Contractor’s obligation to perform the minimum work program, without prejudice to the application of the provisions set forth in subpoint 22.3.1.

3.11	Global Energy Development PLC participates in this Contract for the purpose of furnishing the corporate guaranty shown as annex “D”.

The corporate guaranty shall remain in full force and effect as long as the obligations of the Contractor contained in annex “D” hereto are demandable. The provisions set forth in subpoint 22.3.5 shall apply if, following the occurrence of any event contemplated in said point, the Contractor fails to replace it within a maximum term of fifteen (15) Business Days following receipt by the Contractor of the notice sent by PERUPETRO, asking for the replacement.

CLAUSE FOUR - EXPLORATION

4.1	The Contractor shall start Exploration activities as from the Effective Date.

4.2	The Contractor may relinquish the full Contract Area, without being subject to any sanction whatsoever, by giving notice thereof to PERUPETRO at least thirty (30) Days in advance, provided it has complied with the minimum work program of the then current period of the exploration phase.

If the Contractor relinquishes the full Contract Area, abandons it, or allows the term of the then current period to expire before complying with the corresponding minimum work program, without being supported by technical reasons approved by PERUPETRO, PERUPETRO will execute the guaranty, without prejudice to the application of the provisions set forth in subpoint 22.3.3.

The Contractor may partially relinquish the Contract Area by giving notice thereof to PERUPETRO at least thirty (30) Days in advance, without being subject to any sanction whatsoever, and without said partial relinquishment affecting or reducing the Contractor’s obligation to comply with the minimum work program of the then current period of the exploration phase.

The areas relinquished by the Contractor will be recorded by the Parties onto the minutes of the Supervisory Committee meetings.

The Contractor may continue using the surface land of relinquished areas where it has constructed facilities related to the Operations.

4.3	During the performance of the Contract, the Contract Area will be relinquished as follows:

a)	At least thirty percent (30%) of the original Contract Area will be relinquished at the end of the fourth period described in subpoint 3.2.4.

b)	At the end of the fourth period described in subpoint 3.2.4, the Contractor should have relinquished at least fifty percent (50%) of the original Contract Area, including for this purpose the relinquishment made in accordance with the provisions set forth in item a) above; unless the Contractor expressly commits itself to carry out additional exploration work in accordance with the provisions set forth in item c) below.

c)	At the end of the exploration phase, the Contractor can keep the Contract Area that it has not relinquished and is not included in item d) below, for which purpose it should commit itself to drill one (1) Exploratory Well or to perform five (5) Exploration Work Units (EWUs) for every ten thousand hectares (10,000.00 ha) of Contract Area, every two (2) Years.

d)	If the Contractor decides not to continue carrying out the exploration work described in item c), or in the event of non-compliance with said commitment, and without prejudice to the application of the respective contractual provisions, it will keep only the Fields discovered, plus a surrounding area of five (5) kilometers, up to the boundaries of the Contract Area.

4.4	For purposes of the provisions set forth in points 4.2 and 4.3, the Contract Area has been divided, to the extent possible, into rectangular parcels of twenty thousand (20,000) hectares and, where this is not possible, into parcels of a different area. The areas to be relinquished by the Contractor must not necessarily be adjacent areas.

4.5	Any area relinquished by the Contractor, including the Fields located within the area relinquished by the Contractor, shall revert to the State at no cost to it or to PERUPETRO.

4.6	The minimum work program of each period of the exploration phase shall include the following:

4.6.1	First Period:

A pre-feasibility study involving technical, economical, market, regulatory and environmental aspects related to the development of the Plot (including EIA).

4.6.2	Second Period:

90 EWUs or, recording, processing and interpretation 4500 km of aero gravimetrics.

4.6.3	Third Period:

400 EWUs or, drill one (1) Exploratory Well.

4.6.4	Fourth Period:

225 EWUs or recording, processing and interpretation 75 km2 of 3D seismic line.

4.6.5	Fifth Period:

400 EWUs or, Drill one (1) Exploratory Well

4.6.6	Sixth Period:

400 EWUs or, Drill one (1) Exploratory Well

For the fulfillment of the obligations described in this point, the following provisions shall be borne in mind:

a)	For the recording of 2D seismic lines, the corresponding kilometers will be counted from the initial shooting point to the final shooting point on each seismic line.

To record 31) seismic lines, square kilometers will be determined on the basis of the surface area covered by the program carried out.

b)	The Exploration Work Units referred to in this point will be performed in accordance with the table of equivalences contained in Annex “F”.

c)	Only the Exploration Work Units resulting from 2D or 3D seismic line recording work, and from the drilling of Exploratory Wells, carried out in excess of the minimum work program during any period of the exploration phase, in relation to the provisions set forth in point 4.6, will be acknowledged against the fulfillment of the minimum work programs of the subsequent periods, and it will not be necessary to furnish the corresponding guaranty for the period in which said Exploration Work Units are acknowledged, provided the minimum work program of the relevant period has been fully complied with.

If Exploratory Wells are drilled, the Exploration Work Units to be acknowledged against future work will be determined in accordance with the provisions set forth in Annex “F”, based on the difference between the final depth reached and the depth established in point 4.7.

d)	Before the commencement of each period of the exploration phase, the

Contractor must provide PERUPETRO with the program of exploration activities that have been scheduled in order to comply with the number of Exploration Work Units it has committed itself to perform during said period. Any change in the contents of said program must be reported by the Contractor to PERUPETRO before the corresponding change is made, by filing a supporting technical report.

e)	If the Contractor has opted to record seismic lines to comply with the minimum work program of the second period, then the minimum work program of the third period must consist in the drilling of one (1) Exploratory Well.

f)	If before the commencement of the fourth or fifth periods of the exploration phase, the Contractor has partially relinquished the area, as provided for in point 4.2, and opts to perform Exploratory Work Units to comply with the minimum work program of said periods, then the Exploratory Work Units referred to in points 4.6.4 and 4.6.5 will be reviewed and adjusted at the beginning of said periods, and the Contractor must perform the number of Exploratory Work Units obtained by applying the following criteria: (i) a total of two hundred (200) EWUs or four (4) EWUs for every ten thousand hectares (10,000 ha), whichever is greater, for the fourth period; and (ii) a total of two hundred (200) EWUs or five (5) EWUs for every ten thousand hectares (10,000 ha.), whichever is greater, for the fifth period.

4.7	The Exploratory Wells to be drilled in compliance with the minimum work program referred to in point 4.6 shall be deemed drilled and, consequently, Contractor’s obligation fulfilled, once the Contractor reaches a minimum vertical depth (TVD) of two thousand eighty hundred (2800) meters, measured from the surface, or a minimum of one hundred meters (100 m.) into the Chonta formation whichever occurs earlier in time.

If before beginning the drilling of any Exploratory Well drilled in compliance with the minimum work programs referred to in point 4.6, the Contractor proves, to PERUPETRO’s satisfaction, based on the results of the geological and geophysical evaluations conducted, that it is not possible to comply with the objectives agreed upon in the first paragraph of this point, the Parties may agree on a new geological objective and/or depth target.

Furthermore, if insurmountable geological or mechanical problems arise during the drilling of any Exploratory Well drilled in compliance with the minimum work programs referred to in point 4.6, the Contractor may request that the drilling obligation be considered fulfilled by filing a supporting technical report, which will be subject to the approval of PERUPETRO.

4.8	If the Contractor decides to make a declaration of Commercial Discovery, it shall give notice thereof to PERUPETRO, submitting, within one hundred and eighty (180) Days following such declaration of Commercial Discovery, an “Initial Development Plan” for the Exploitation of the Hydrocarbons discovered, which shall include, among other things, the following:

a)	Physical and chemical characteristics of the Hydrocarbons discovered, and percentage of associated products and impurities that they contain.

b)	Estimated production profiles for the Field or Fields during the Contract Term.

c)	Estimated number of Development Wells, and their productive capacity.

d)	Transportation and Storage System, and forecasted Production Fiscalization Points.

e)	Forecasted Main Pipeline, if applicable.

f)	Safety measures.

g)	Tentative schedule of all the activities to be performed.

h)	Estimated Date of Commencement of Commercial Extraction.

The “Initial Development Plan” must include investments, specific costs and expenses estimated for the Exploitation of the Commercial Discovery, as well as any other information that the Contractor may deem convenient.

4.9	PERUPETRO must provide the Contractor with its comments on the “Initial Development Plan” within sixty (60) Days following receipt thereof, and may object to the Date of Commencement of Commercial Extraction, if it is not reasonably appropriate. Should a discrepancy arise, the provisions set forth in point 21.2 shall be applicable.

4.10	Should the Contractor make a declaration of Commercial Discovery, it will be obliged to start Development within one hundred and eighty (180) Days following the expiration of the sixty (60)-Day term referred to in point 4.9 hereof.

The declaration of Commercial Discovery will not imply a reduction in or the suspension of the obligations of the minimum work program of the then current period.

4.11	The Development of the Hydrocarbons discovered shall be carried out in accordance with the work programs submitted by the Contractor to PERUPETRO, as provided for in point 5.3.

The Parties agree that whenever it is deemed necessary and appropriate, the terms for the submission of the “Initial Development Plan”, or the annual work programs, as the case may be, may be adjusted, extended, or modified. For this purpose, the Contractor shall submit the necessary proposals to PERUPETRO in order to agree on any such adjustment, extension, or modification.

4.12	The expiration of the exploration phase shall not affect the terms and conditions of the above-described procedures that may be in progress at that time.

4.13	In exceptional cases that make the fulfillment of the obligations and/or terms of the periods of the minimum work programs agreed upon in points 4.6 and 3.2, respectively, unfeasible, and at the request of the Contractor, which shall file a supporting report therefor, the obligations of the periods of the minimum work program can be replaced and their terms extended, to the extent PERUPETRO accepts and approves the request made by the Contractor. The change will in no event modify the initial commitment agreed upon in Exploration Work Units for the exploration phase, reducing obligations.

Furthermore, when the results of exploration justify a new configuration of the Contract Area, at the request of the Contractor, which shall file a supporting report therefor with PERUPETRO, the Contract Area can be delimited again, provided the provisions set forth in point 4.3 are fulfilled, the Contractor files work proposals for the new area, and PERUPETRO accepts and approves the new delimitation requested. The new delimitation will in no event expand the original Contract area.

The changes accepted and approved by PERUPETRO in application of the preceding paragraphs will result in the review of the amounts and terms of the agreed guaranties; for which reason, if applicable, the Parties will calculate the new amounts of the guaranties and the Contractor will deliver a new guaranty or extend the existing one, for the new agreed term, in accordance with the requirements set forth in points 3.4 and 3.10. The Exploration Work Units for the new area incorporated will also be calculated.

CLAUSE FIVE - EXPLOITATION

5.1	The exploitation phase starts on the Day following the end of the exploration phase, provided a declaration of Commercial Discovery has been made during the exploration phase. However, at the Contractor’s option, the exploitation phase may start ahead of time and the exploration phase will end on the Date of Commencement of Commercial Extraction. For the retention period, the exploitation phase will start once the declaration of Commercial Discovery has been made.

5.2	The Contractor will take reasonable action to ensure that the Date of Commencement of Commercial Extraction takes place on the date to be established in accordance with the provisions set forth in points 4.8 and 4.9.

5.3	At least sixty (60) Days prior to the end of each calendar year as from the filing of the Initial Development Plan, the Contractor shall submit the following documents to PERUPETRO:

a.	An annual work program and a detailed budget of revenues, costs, expenses and investments corresponding to the following calendar year.

b.	An annual work program and a detailed budget of revenues, costs, expenses and investments for the Exploration work to be carried out for the purpose of finding additional reserves, if applicable.

C.	A work program and a forecast of revenues, costs, expenses and investments for the Development and/or Production work to be carried out during the next five (5) calendar years.

The Contractor may adjust or change said programs at the Supervisory Committee.

5.4	To carry out each ‘work program, the Contractor shall use any equipment and/or method that may be necessary and appropriate for the evaluation and follow-up of the Operations.

5.5	The Contractor shall be obliged to Exploit and economically recover the Hydrocarbon reserves of the Contract Area, in accordance with the programs referred to in this clause five and in keeping with the technical and economic principles generally, accepted and used by the international Hydrocarbon industry.

5.6	The Contractor has the right to use the Hydrocarbons produced from the Contract Area in its Operations, at no cost whatsoever, for which reason said Hydrocarbons will riot be taken into account at the time of calculating the royalty. Said Hydrocarbons can be processed at the topping plants of the Contractor in order -to be exclusively used in the Operations.

If the topping plant is located outside of the Contract Area, the Parties will measure the volume of Hydrocarbons produced from the Contract Area that will be processed in the topping plant, including the volume of products to be used as fuel and the, surplus volume returned to the Operations; the difference between the volumes that enter and leave the topping plant will be taken into account for the calculation of the royalty in the corresponding valuation period and will be deducted from the petroleum fiscalized outside of the Contract Area.

5.7	The Contractor shall have the right to recover Liquid Hydrocarbons from any Natural Gas produced from the Contract Area, and to extract the Liquid Hydrocarbons in any stage in which said Natural Gas is being handled.

Liquids so separated shall be considered Condensates for purposes of calculating Contractor’s royalty, unless it is not possible, for economic or operating reasons, to collect said liquids and they can be commingled with Petroleum and fiscalized together.

5.8	The Natural Gas not used by the Contractor in the Operations as provided for in point 5.6 above may be sold, reinjected into the Reservoir, or both, by the Contractor. To the extent the Natural Gas is not used, sold or reinjected, the Contractor may flare it, with the prior approval of the Ministry of Energy and Mines.

5.9	When a commercially exploitable Field or Fields extend(s) continuously from the Contract Area into another area or areas, the Contractor and the contractors who may have these areas must agree on the implementation of a single Exploitation plan, or a common Exploitation plan. If no such agreement is reached, the Ministry of Energy and Mines shall refer the differences to the technical conciliation committee referred to in Article 32 of Law No. 26221, whose resolution shall be binding upon the Parties.

Furthermore, when a commercially exploitable Field or Fields continuously extends from the Contract Area to adjacent areas that have not been assigned to a contractor or are not being negotiated or included in a competitive bidding or tender process or in a process to select a contractor, and no limitation exists as to the protection of the environment, then, with the prior approval of Contractor’s request by Perupetro, said adjacent areas will be incorporated into the Contract Area.

When a Reservoir or Reservoirs can be declared as a commercial development, they extend continuously into the Contract Area towards unassigned adjacent areas, limited by environmental regulations or for being protected natural areas, the Contractor, prior approval of PERUPETRO, may carry out directional drilling activities, with a point of origin within the Contract Area and bottomhole underneath the aforementioned adjacent area, in order to develop all of the reserves in the Reservoir or Reservoirs that are commercially exploitable.

5.10	Once the drilling of one (1) well is completed, the Contractor shall give PERUPETRO notice of the date on which the well will be tested, if appropriate. The well must be tested within three (3) Months following the end of drilling, unless, for technical reasons, the Contractor requires a longerterm to carry out the test.

5.11	PERUPETRO may inspect and test at all times the measuring equipment and instruments used to measure the volume and determine the quality of the Fiscalized Hydrocarbons.

The measuring equipment and instruments shall be gauged from time to time pursuant to the applicable standards. PERUPETRO’s representatives may be present in the gauging.

5.12	Prior to the Date of Commencement of Commercial Extraction, and in order to determine the volume and quality of Fiscalized Hydrocarbons, the Parties shall agree on the corresponding measuring equipment, methods and procedures.

5.13	In order to produce Heavy Petroleum from the Contract Area, Heavy Petroleum can be commingled with light Petroleum produced outside of the Contract Area. Said light Petroleum will be measured and fiscalized by the Parties at a measurement point cat the time of entering the Contract Area.

The volume of Hydrocarbons produced outside of the Contract Area will be deducted from the volume of Hydrocarbons Fiscalized in the Contract Area for purposes of calculating the royalty to be paid by the Contractor.

CLAUSE SIX - FILING OF INFORMATION AND STUDIES

6.1	The Contractor shall keep PERUPETRO informed of the Operations on a permanent and timely basis, and shall provide it with all the information in the manner described in this clause and in the applicable regulations, as per the forms to be established by PERUPETRO. Moreover, the Contractor shall provide information regarding any other natural resources or archaeological remains it may find or discover at the time of carrying out the Operations during the Contract Term.

The technical information, studies, processed and non-processed data, and results provided by the Contractor to PERUPETRO under this clause will be of the best possible quality obtained by the Contractor. If at the time of obtaining information and results, methods or systems that are the exclusive property of the Contractor have! been used, then THE Contractor will not be obliged to disclose said methods or systems at the time of furnishing the information.

6.2	The Contractor must provide a copy of all the geological, geophysical and reservoir studies prepared with the technical information obtained from the

Contract Area, in relation to the development of the Fields. The Contractor shall also provide any explanation that PERUPETRO might request concerning said studies.

6.3	The information and studies on the obligations of the minimum work program will be submitted by the Contractor to PERUPETRO before the date of expiration of each of the periods of the exploration phase referred to in point 3.2.

Additionally, within ninety (90) Days following the end of each period of the exploration phase, the Contractor must provide PERUPETRO with a consolidated evaluation report that will include, if appropriate, studies and/or an interpretation of ‘the geological, geophysical, geochemical, petrophysical and Reservoir analyses made in relation to the exploration activities carried out in the period that has just ended, including those of the corresponding minimum work program.

6.4	The Contractor shall submit a “Monthly Production Report” and a “Monthly Report of Revenues and Expenditures” to PERUPETRO. Both reports will be filed in the forms to be delivered by PERUPETRO to the Contractor for such purpose, on or before a term of thirty (30) Days after the end of each calendar month.

6.5	The Contractor shall give PERUPETRO a copy of all the information furnished by the Contractor to the Central Reserve Bank of Peru, in accordance with clause eleven, when so requested by PERUPETRO.

6.6	Within thirty (30) Days following the end of each calendar month, the Contractor shall submit to PERUPETRO the list of contracts signed with its Subcontractors during said Month and, when so requested by PERUPETRO, the Contractor shall give it a copy of the contracts required by PERUPETRO.

6.7	PERUPETRO or the Contractor may disclose the information obtained from the Operations without the other Party’s approval, in the following cases:

a)	To an Affiliate of said Party;

b)	In relation to financing or when taking out insurance policies, obtaining a confidentiality commitment;

c)	To the extent required by law or by regulations or resolutions issued by the competent authority, including, without limitation, regulations or resolutions issued by governmental authorities, underwriters, or the stock exchange where the securities of said Party, or of the Affiliates of said Party, are listed;

d)	To consultants, accountants, auditors, financiers, professionals, potential buyers or assignees of the Parties or of a participating interest in the Contract, to the extent necessary in relation to the Operations, obtaining a confidentiality commitment.

In those cases where the Parties agree to disclose certain confidential or restricted information to third parties, they must expressly place on record that said information is confidential or restricted so that it will not be disclosed by said third parties.

6.8	PERUPETRO S.A. is entitled to publish or otherwise disclose the geological, scientific, and technical data and reports related to the areas relinquished by the Contractor.

For operating areas, the right referred to in the preceding paragraph shall be exercised at the end of the second year counted as from the date of receipt of the information, or earlier if so agreed upon by the Parties.

CLAUSE SEVEN - SUPERVISORY COMMITTEE

7.1	The Supervisory Committee shall be made up of three (3) representatives of the Contractor or their alternates, as one party, and three (3) representatives of PERUPETRO or their alternates, as the other party. The Supervisory Committee shall be presided over by a representative of PERUPETRO S.A.

The Supervisory Committee shall be installed and shall approve its operating regulations within a period of sixty (60) Days following the Date of Signing.

7.2	The Supervisory Committee shall have the following functions:

a)	Exchange and discuss among its members all the information related to the Operations;

b)	Evaluate the performance of the minimum Exploration work programs referred to in point 4.6;

c)	Evaluate the work plans and programs referred to in points 4.8 and 5.3, including their implementation;

d)	Verify the performance of the Operations, for which purpose the representatives of the Parties accredited to the Supervisory Committee may obtain the necessary advice;

e)	Verify the fulfillment of all the obligations related to the Operations, as set forth in the Contract or agreed upon by the Parties in any other document; arid,

f)	Discharge any other function provided for in the Contract or agreed upon by the Parties.

7.3	The Supervisory Committee shall meet at the request of any of the Parties and at the times set forth in its regulations. At least one representative of each Party must be present in order for the Supervisory Committee to be validly installed.

Each Party shall bear the expenses involved in maintaining its respective members in the Supervisory Committee.

7.4	Should a conflict arise and continue between the Parties at the Supervisory Committee, each Party may request the technical or legal opinions it may deem appropriate and shall submit them for the consideration of the Supervisory Committee at an extraordinary meeting. If no agreement is reached at the extraordinary meeting, the conflict will be referred to the general management of the Parties in order to be resolved. If the conflict still cannot be resolved, the provisions set forth in point 21.2 shall be applicable.

CLAUSE EIGHT - ROYALTY AND VALUATION

8.1	The Contractor will pay the royalty in cash, based on the Fiscalized Hydrocarbons valued at one or more Production Fiscalization Points, in accordance with the provisions set forth in points 8.3, 8.4 and 8.5 hereof. In the event of loss of Hydrocarbons, the provisions set forth in point 14.2 shall be applicable.

8.2	For purposes of this clause, the following terms shall have the following meanings:

8.2.1	Transportation and Storage Cost: is the cost, expressed in Dollars per Barrel or Dollars per MMBtu, as the case may be, that includes:

a)	The rate paid to third parties or the Estimated Rate, expressed in Dollars per Barrel or Dollars per million Btu, as the case may be, for the! transportation and storage of Fiscalized Hydrocarbons from a Production Fiscalization Point to a sales or export point, including storage at that point; and

b)	Expenses incurred for handling, dispatching and shipping the Fiscalized Hydrocarbons to the fixed connection flange of the ship or to the facilities required to carry out the sale.

8.2.2	Valuation Period: each fortnight of a calendar month, it being understood that the first fortnight is the period between the first and the fifteenth Day, of said calendar month, and the second fortnight is the period still to run until the end of said calendar month.

The Valuation Period can be extended or shortened by agreement between the Parties, if so allowed by the corresponding legal rules.

8.2.3	Basket Price: is the price, expressed in Dollars per Barrel, which represents the FOB value at Peruvian port of export, determined in accordance with the provisions set forth in subpoint 8.4.1 for Fiscalized Petroleum, in subpoint 8.4.2 for Fiscalized Condensates, and in subpoint 8.4.3 for Fiscalized Natural Gas Liquids.

8.2.4	Realized Price: is the price, expressed in Dollars per MMBtu, actually paid or payable by a buyer to the Contractor for the Fiscalized Natural Gas, which should include any other item directly derived from the sale of Fiscalized Natural Gas and from the volume of Fiscalized Natural Gas actually delivered.

The following will not be taken into account for the calculation of the Realized Price:

a)	Any payment resulting from the reconciliation of volumes of Natural Gas contained in the respective purchase-sale contracts.

b)	The Value Added Tax (IGV), the Selective Consumption Tax, the Municipal Promotion Tax and/or any other consumption tax.

8.2.5	Estimated Rate: is the transportation cost, expressed in Dollars per Barrel or Dollars per MMBtu, as the case may be, from a Production Fiscalization Point to a sales or export point, or to another pipeline owned by third parties. This cost shall take into account the items, methodology, and procedures referred to in the “Regulations for the Transportation of Hydrocarbons by Pipeline”, any amendment thereto, or any other rule that may replace these regulations.

8.2.6	Value of Fiscalized Petroleum: is the figure obtained by multiplying the Fiscalized Petroleum of any given Valuation Period by the Basket Price of Fiscalized Petroleum for said period, after the corresponding Transportation and Storage Cost, if applicable, has been deducted from said price.

8.2.7	Value of Fiscalized Condensates: is the figure obtained by

multiplying the Fiscalized Condensates of any given Valuation Period by the Basket Price of Fiscalized Condensates for said period, after the corresponding Transportation and Storage Cost, if applicable, has been deducted from said price.

8.2.8	Value of the Fiscalized Natural Gas Liquids: is the figure obtained by multiplying the Fiscalized Natural Gas Liquids of any given Valuation Period by the Basket Price of Fiscalized Natural Gas Liquids for said period, after the corresponding Transportation and Storage Cost, if applicable, has been deducted from said price.

8.2.9	Value of Fiscalized Natural Gas: is the figure obtained by multiplying the Fiscalized Natural Gas, in terms of its calorific content, in million Btu, of any given Valuation Period by the Realized Price for said period, after the corresponding Transportation and Storage Cost, if applicable, has been deducted from said price.

8.3	The Contractor, at the time of making a declaration of Commercial Discovery of Hydrocarbons, will opt for one of the two methodologies described in subpoints 8.3.1 and 8.3.2, whereupon it will not be allowed to change the methodology during -the remaining Contract Term.

8.3.1	Methodology based on Production Scales: According to this methodology, a royalty percentage will be established for Fiscalized Liquid Hydrocarbons and for Fiscalized Natural Gas Liquids, and another royalty percentage will be established for Fiscalized Natural Gas, for each Valuation Period, according to the following table:

Fiscalized Production MBCD	Royalty Percentage %
< 5	5
5 - 10	5 - 20
> 100	20

MBCD: Thousands of Barrels per calendar day

When the total average Fiscalized Liquid Hydrocarbons and Fiscalized Natural Gas Liquids is less than or equal to 5 MBCD, the 5% royalty percentage will be applied. When said average is equal to or higher than 100 MBCD, the 20% royalty percentage will be applied. When said average fluctuates between 5 MBCD and 100 MBCD, the royalty percentage obtained by applying the linear interpolation method shall be applied.

The royalty to be paid by the Contractor for Fiscalized Liquid Hydrocarbons and Fiscalized Natural Gas Liquids will be the amount obtained by applying the royalty percentage obtained for said Hydrocarbons to the addition of the Value of Fiscalized Petroleum, the Value of Fiscalized Natural Gas Liquids, and the Value of Fiscalized Condensates, in the Valuation Period.

To determine the average Fiscalized Natural Gas, in barrels per day, the following equivalence will be used: Barrels will be equivalent to the volume of Fiscalized Natural Gas expressed in standard cubic feet, divided by a factor of five thousand six hundred twenty six (5,626).

The royalty to be paid by the Contractor for Fiscalized Natural Gas will be the amount obtained by applying the royalty percentage obtained for said Hydrocarbons to the Value of Fiscalized Natural Gas, in the Valuation Period.

8.3.2	Methodology based on the Economic Result (RRE): According to this methodology, the royalty percentage will be the one obtained by adding the 5% fixed royalty percentage to the variable royalty percentage, in the manner shown below:

RRE    =    5% + RV

Where:

RV : Variable Royalty %1

FRT-1 : Factor R

The Variable Royalty is applied when FRt-1 > 1.15 and within the following range:

0% < Variable Royalty < 20%

For negative RV results, 0% is considered; for RV results higher than 20%, 20% is considered.

Xt-1 :	Revenues corresponding to the annual period immediately preceding the time at which the calculation of the Variable Royalty is made. They include the items applicable to Factor Rt_1.

Y t-1 :	Expenditures corresponding to the annual period immediately preceding the time at which the calculation of the Variable Royalty is made. They include the items applicable to Factor Rt_1.

Factor Rt-1:	Is the quotient between the revenues and expenditures accumulated from the Date of Signing until period t-1, inclusive.

Period t-1 :	Annual period immediately preceding the time at which the calculation of the Variable Royalty is made.

Where:

Accumulated revenues:

Accum[PFP*(PCP-CTAP)] + Accum[PFC*(PCC-CTAC)] + Accum[PFG*I;PRG-CTAG)] + Accum[PFL*(PCL-CTAL)] + Accum[OI]

PFP =	Fiscalized Production of Petroleum
PCP =	Basket Price for Petroleum
CTAP =	Transportation and Storage Costs for Petroleum
PFC =	Fiscalized Production of Condensates
PCC =	Basket Price for Condensates
CTAC =	Transportation and Storage Cost for Condensates
PFG =	Fiscalized Production of Natural Gas
PRG =	Realized Price of Natural Gas
CTAG =	Transportation and Storage Cost for Natural Gas
PFL =	Fiscalized Production of Natural Gas Liquids
PCL =	Basket Price for Natural Gas Liquids
CTAL =	Transportation and Storage Costs for Natural Gas Liquids
OI =	Other revenues

Accumulated disbursements:

Accum (Investment + Expenses + Royalty + Other Expenditures)

The breakdown of revenues and expenditures, as well as the time of registration of the Factor R t_1 components, are shown in annex “E”, Accounting Procedure.

The calculation of the Variable Royalty percentage is made twice a year: the first time in January, based on the information on Revenues and Expenditures corresponding to the period included between January and December of the preceding calendar year, and the second time in July, based on the information on Revenues and Expenditures corresponding to the period included between July of the preceding calendar year and June of the then current calendar year.

8.4	For purposes of the Contract, the price of each class of Fiscalized Hydrocarbon will be expressed in Dollars per Barrel or in Dollars per million Btu, as the case may be, and determined as follows:

8.4.1	To determine the Basket Price of Fiscalized Petroleum, the following procedure will be followed:

a)	No less than ninety (90) Days prior to the Date of Commencement of Commercial Extraction, the Parties will determine the quality of Petroleum to be produced from the Contract Area.

b)	Within thirty (30) Days following the determination referred to in the preceding item, the Parties will select a Petroleum basket that will include a maximum of four (4) components that must meet the following requirements:

1.	Their quality must be similar to the quality of the Petroleum to be measured at a Production Fiscalization Point;

2.	They must be regularly quoted at the “Platt’s Oilgram Price Report” or another source recognized by the oil industry and agreed upon by the Parties; and

3.	They must be competitive on the market or markets where the Petroleum to be measured at a Production Fiscalization Point could be sold.

c)	Once the determinations referred to in the preceding items have been made, the Parties will sign a “Valuation Agreement” establishing terms and conditions additional to those set forth in this subpoint, as required for its correct application.

The “Valuation Agreement” will define the adjustment procedures that may be required by reason of quality. The quality adjustments shall consider prizes and/or penalties for any improvement and/or degradation concerning the quality of the Fiscalized Petroleum in relation to the quality of the classes of Petroleum that make up the basket. Likewise, the “Valuation Agreement” will define its effective term and the periodicity to review the agreed methods and procedures, so as to always guarantee a realistic determination of the price of the Fiscalized Petroleum. If any of the Parties considers at any time that the application of the methods and procedures established in the “Valuation Agreement” does not result in a realistic determination of the FOB value, Peruvian port of export, of the Fiscalized Petroleum, the Parties may agree upon the application of other methods and procedures that actually give such result.

d)	Every six (6) Months, or earlier if so requested by any of the Parties, the Parties may review the basket established for the valuation of Fiscalized Petroleum, in order to check whether the conditions listed above are still met. If it is determined that any such condition is no longer met, the Parties must modify the basket within thirty (30) Days following the date on which the review of the basket started. If after the expiration of this term the Parties have not agreed upon a new basket, the procedure set forth in subpoint 8.4.5 shall be followed.

If it is determined that the API gravity (weighted average), sulphur content, or any other element which measures the quality of Fiscalized Petroleum has changed significantly with respect to the quality of the components that make up the basket (simple arithmetic mean), the Parties must modify the composition of the basket so that it will reflect the quality of the Fiscalized Petroleum.

e)	In the event that in the future the price of one or more of the classes of Petroleum that make up the basket were quoted in a currency other than Dollars, such prices shall be converted into Dollars at the exchange rates in force on the dates of each such quotation. The exchange rates to be used will be the average exchange rates quoted by Citibank N.A. of New York, New York. In the absence of this banking institution, the Parties will agree on the institution that will properly replace it.

f)	The Basket Price to be used for the valuation of Fiscalized Petroleum during a Valuation Period will be determined as follows:

1.	The average price of each class of Petroleum that makes up the basket shall be determined by calculating the arithmetic mean of its quotations published during the

Valuation Period. Only the Days in which all basket components have been quoted shall be considered. It is hereby understood that if in a regular edition of the “Platt’s Oilgram Price Report” two or more quotations are listed for the same basket component, the quotation that is closer to the publication date will be used as a basis (“Prompt Market”); and

2.	The average prices resulting from the above-mentioned procedure, for each basket component, shall be in turn averaged in order to obtain the Basket Price corresponding to the value of the Fiscalized Petroleum.

8.4.2	To calculate the Basket Price of Fiscalized Condensates, the procedure described in subpoint 8.4.1 shall be followed, to the extent applicable. The Parties may agree to make the necessary adjustments in order for the Basket Price to reflect in the best possible manner the value of the Fiscalized Condensates.

8.4.3	To calculate the Basket Price of Fiscalized Natural Gas Liquids, the procedure described in subpoint 8.4.1 shall be followed, to the extent applicable. The Parties may agree to make the necessary adjustments in order for the Basket Price to reflect in the best possible manner the value of the Fiscalized Natural Gas Liquids.

8.4.4	The price of Fiscalized Natural Gas will be represented by the Realized Price, which must reflect the sales price on the local market or at an export point in the national territory, as the case may be. The minimum value to be applied as Realized Price will be 0.60 US$/MMBtu.

8.4.5	In the event -the Parties are unable to reach any of the agreements contemplated by this point, the provisions set forth in point 21.2 shall be applicable.

8.5	Without prejudice to the provisions set forth in point 2.5, item d), of annex “E”, Accounting Procedure, if at anytime the Parties determine that there has been a mistake in the calculation of factor Rt_1 and, as a result, it is determined that a different factor Rt_1 should be applied or that factort_1 should have been applied at a different time, the corresponding correction will be made and will affect the period in which the mistake was made, and the royalty percentage will be adjusted as from said period. Every adjustment resulting from a smaller royalty payment shall accrue interest in favor of the aggrieved Party as from the moment the mistake was made. Refunds made to the Contractor for a higher royalty payment shall be drawn from the balances that PERUPETRO is to transfer to the Treasury.

8.6	The amount of the royalty will be calculated for each Valuation Period. The respective payment will be made in Dollars on or before the second Business Day after the end of the corresponding fortnight, and PERUPETRO must issue the respective certificate in the name of the Contractor, according to law. The volume of Fiscalized Hydrocarbons of each fortnight shall be supported by the fiscalization slips to be delivered by PERUPETRO to the Contractor, duly signed as an indication of agreement.

8.7	On the contrary, if the Contractor fails to pay to PERUPETRO, whether in whole or in part, the amount of the royalty within the term set forth in point 8.6, the Contractor will make available to PERUPETRO the Hydrocarbons owned by it and extracted from the Contract Area, by the amount required to cover the amount of the debt, the expenses incurred, and the corresponding interest pursuant to point 19.6.

CLAUSE NINE – TRIBUTES

9.1	The Contractor is subject to the common tax regime of the Republic of Peru, which includes the common Income Tax regime, as well as the specific rules contained in Law No. 26221, in force on the Date of Signing.

The State, through the Ministry of Economy and Finance, guarantees the benefit of tax stability to the Contractor during the Term of the Contract, for which reason the Contractor shall only be subject to the tax regime in force on the Date of Signing, in accordance with the provisions set forth in the “Regulations governing the Tax Stability Guaranty and the Tax rules of the Organic Hydrocarbon Law No. 26221”, approved by means of Supreme Decree No. 32-95-EF, in the “Law that regulates Stability Agreements signed with the State under Sectorial Laws – Law No. 27343”, to the extent applicable, and in the “Hydrocarbon Updating Law’ Law No. 27377’.

9.2	The export of Hydrocarbons produced from the Contract Area by the Contractor is exempt from every Tribute, including those that need to be expressly mentioned.

9.3	The payment of the surface tax (canon), extra surface tax (sobrecanon) and participation in the income shall be borne by PERUPETRO.

9.4	In accordance with the legal rules in force, the Contractor shall pay the Tributes levied on the import of goods and inputs required by the Contractor to carry out the Operations, according to law.

9.5	Pursuant to the provisions set forth in Article 87 of the Tax Code, the Contractor may keep its accounting in Dollars and, therefore, the determination of the taxable base of the Tributes payable by the Contractor, as well as the amount of said Tributes and their corresponding payment, shall abide by the law.

9.6	The Contractor shall use the linear amortization method for a five (5)-Year term, counted as from the Year on which the Date of Commencement of Commercial Extraction takes place.

The linear amortization in reference shall apply to all Exploration and Development expenses and to all investments made by the Contractor from the Date of Signing of the Contract until the Date of Commencement of Commercial Extraction.

It is hereby agreed that the aforesaid amortization period shall be extended, but in no event beyond the Contract Term, if due to price reasons or any other factor agreed upon by the Parties after the application of the linear amortization method referred to in the foregoing paragraph, the Contractor’s financial statements show a negative result or a tax loss which, in the opinion of the Contractor, may not be offset for tax purposes pursuant to the tax rules in force. The extension of the amortization period shall be previously notified to the National Superintendency of Tax Administration.

CLAUSE TEN - CUSTOMS DUTIES

10.1	The Contractor shall be authorized to import on a definitive or temporary basis, pursuant to the legal rules in force, any good required for the economical and efficient performance of the Operations.

10.2	The Contractor may temporarily import, for a two (2)-Year term, any good required for its activities, enjoying the suspension of import Tributes, including those that need to be expressly mentioned; and, in the event of requiring an extension, it will request it to PERUPETRO for periods of one (1)-Year each, up to two (2) times, and PERUPETRO will take the necessary steps with the General Hydrocarbons Bureau for purposes of the issuance of the corresponding Directorial Resolution. Supported by the aforesaid documents, the National Superintendency of Tax Administration shall authorize the extension of the temporary import regime.

The procedure, requirements and guaranties required for the application of the temporary import regime shall be subject to the provisions set forth in the General Customs Law, and any amendments thereto and regulations thereunder.

10.3	The import of goods and inputs required by the Contractor in the exploration phase, for Exploration activities, is exempt from every Tribute,

including those that need to be expressly mentioned, provided they are included in the list of tax-exempt goods, in accordance with the provisions set forth in Article 56 of Law No. 26221. The benefit shall apply during the term of said phase.

10.4	The Tributes levied on the import of goods and inputs required by the Contractor for Exploitation activities and for Exploration activities during the exploitation phase, shall be borne and paid by the importer.

10.5	PERUPETRO may inspect the goods imported on a definitive basis or on a temporary basis under this clause for Exploration activities during the exploration phase, in order to determine whether said goods have been exclusively imported for the Operations.

10.6	The Contractor must inform PERUPETRO from time to time of any goods and inputs covered by the Tribute exemption benefit, in accordance with the provisions set forth in Article 56 of Law No. 26221.

The Contractor may not re-export or dispose for other purposes of the goods and inputs referred to in the preceding paragraph, without PERUPETRO’s authorization. With said authorization, the Contractor must apply the corresponding Tributes, in accordance with the provisions set forth in Article 57 of Law No. 26221.

CLAUSE ELEVEN - FINANCIAL RIGHTS

11.1	State Guaranty

The Central Reserve Bank of Peru participates in the Contract to grant to the Contractor on behalf of the State, pursuant to the provisions set forth in Law No. 26221 and in Legislative Decree No. 668, the guaranties described in this clause, according to the legal regime in force on the Date of Signing.

The guaranties grainted hereby shall also apply to an eventual assignment, subject to the provisions set forth in the Organic Hydrocarbon Law No. 26221 and in this Contract.

11.2	Exchange Regime

The Central Reserve Bank of Peru, on behalf of the State and in compliance with the legal rules in force on the Date of Signing, guarantees that the Contractor will enjoy the exchange regime in force on the Date of Signing and, consequently, that -the Contractor shall have the right to have available and freely possess, use and dispose of foreign currency both in the country and abroad, as well as the right to freely convert local currency into foreign currency in the supply and demand exchange market, under the terms and conditions set forth in this clause.

Accordingly, the Central Reserve Bank of Peru, on behalf of the State, guarantees the following to the Contractor, in accordance with the legal regime in force on the Date of Signing:

a)	Free disposal by the Contractor of up to one hundred percent (100%) of the foreign currency generated from its exports of Fiscalized Hydrocarbons, which is freely available to the Contractor in its bank accounts in the country or abroad.

b)	Free disposal by the Contractor and the right to freely convert into foreign currency up to one hundred percent (100%) of the local currency obtained from its sales of Fiscalized Hydrocarbons to the domestic market, and -the right to directly deposit in its bank accounts in the country or abroad both the foreign currency as well as the local currency.

c)	The right to maintain, control and operate bank accounts in any currency, both in the country as well as abroad, control and freely use such accounts, and freely maintain abroad and use the funds of such accounts, without any restriction whatsoever.

d)	Without prejudice to the foregoing, the right to freely dispose of, distribute, remit or withhold abroad, subject to no restriction whatsoever, its annual net profits determined according to law.

11.3	Foreign Currency Availability and Conversion

It is hereby agreed that the Contractor will resort to the entities of the financial system established in the country to make the conversion into foreign currency referred to in item b) of point 11.2.

In the event the foreign currency referred to in the preceding paragraph cannot be provided in whole or in part by the above-mentioned entities, the Central Reserve Bank of Peru guarantees that it will provide the necessary foreign currency.

To this end, the Contractor must submit a written notice to the Central Bank, attaching thereto a photocopy of the notices received from at least three (3) entities of the financial system, advising it that they cannot provide, whether in whole or in part, the foreign currency it needs.

The notices sent by the entities of the financial system shall be valid for a period of two Business Days following their date of issuance.

Before 11.00 a.m. of the Business Day following the date of filing of the above-mentioned documents, the Central Bank shall advise the Contractor of the exchange rate to be used for the conversion requested, which will be valid provided the Contractor delivers the countervalue in national currency on the same day.

If, for any reason whatsoever, the Contractor fails to provide the countervalue on the same day, the Central Reserve Bank of Peru shall advise the Contractor, on the following Business Day, and subject to the same time limitation, of the exchange rate to be used for the conversion, provided it is made on that same day.

Without prejudice to the foregoing, if the Central Reserve Bank of Peru timely finds out that the foreign currency cannot be provided, whether in whole or in part, by the aforementioned entities, it will give notice thereof to the Contractor, asking it to take the corresponding local currency to the Central Reserve Bank of Peru in order to make the conversion.

11.4	Modification to the Exchange Regime

The Central Reserve Bank of Peru, on behalf of the State, guarantees that the regime set forth in this clause will continue being applied to the Contractor during the Contract Term.

If due to any reason, the exchange rate were not determined by supply and demand, the exchange rate applicable to the Contractor will be the following:

a)	If a single official exchange rate were established, with the same value for all foreign currency or foreign currency-related transactions, said exchange rate will be used under the Contract as from the date it becomes effective.

b)	If a regime of different and multiple exchange rates were established, or if different values were given to a single exchange rate, the exchange rate to be used for all of Contractor’s operations will be the highest exchange rate.

11.5	Application of Other Legal Rules

The guaranties granted by the Central Reserve Bank of Peru to the Contractor shall remain in force during the Contract Term.

The Contractor shall have the right to resort in whole or in part, when appropriate, to new legal exchange provisions or exchange rules to be issued during the Contract Term, including those dealing with exchange matters not contemplated in this clause, provided such rules are of general application or apply to the Hydrocarbon activity. Resorting to the aforementioned new rules will not affect the effectiveness of the guaranties referred to in this clause, nor will it affect the exercise of the guaranties related to aspects other than those contemplated in the new rules to which the Contractor may have resorted.

It is expressly agreed that the Contractor may resume at any time the guaranties it decided not to use on a temporary basis, and that resuming such guaranties does not create rights or obligations for the Contractor with respect to the period in which it resorted to the aforementioned new rules.

Furthermore, it is hereby agreed that resuming such guaranties does not affect at all such guaranties or the remaining guaranties, nor does it create additional rights or obligations for the Contractor.

If the Contractor resorts to the new legal exchange provisions or exchange rules, or decides to resume the guaranties it decided not to use on a temporary basis, it must give notice thereof in writing to the Central Reserve Bank of Peru and to PERUPETRO.

The provisions contained in this point apply without prejudice to the provisions contained in the first paragraph of point 11.4.

11.6	Economic Information

The Contractor shall provide the Central Reserve Bank of Peru on a monthly basis with information regarding its economic activities, in accordance with the provisions set forth in Article 74 of the Organizational Law of the Bank, approved by means of Decree Law No. 26123.

CLAUSE TWELVE - WORKERS

12.1	The Parties agree that at the end of the fifth Year counted as from the Date of Commencement of Commercial Extraction, the Contractor shall have replaced all its foreign personnel by Peruvian personnel with equivalent professional qualifications. Foreign personnel who fill management positions and are required for the performance of specialized technical work in relation to the Operations are excepted from the above requirement. The Contractor agrees to train its Peruvian personnel in the performance of specialized technical work, in order for said Peruvian personnel to gradually replace the foreign personnel in the performance of said work.

12.2	At the commencement of the Operations and at the end of each calendar year, the Contractor shall deliver to PERUPETRO a statistical chart of its personnel working for the Operations, as per the form to be delivered by PERUPETRO to the Contractor.

CLAUSE THIRTEEN - ENVIRONMENTAL PROTECTION AND COMMUNITY RELATIONS

13.1	The Contractor, according to law, shall comply with the rules and provisions set forth in the “Environmental Protection Regulations for Hydrocarbon Activities” approved by means of Supreme Decree No. 046-93-EM, and amending legislation, with Legislative Decree No. 613, “Environment and Natural Resources Code”, and with other relevant rules. To this end, if necessary, PERUPETRO will facilitate coordination between the Contractor and the competent authorities.

CLAUSE FOURTEEN - HYDROCARBON CONSERVATION AND LOSS PREVENTION

14.1	The Contractor shall adopt every reasonable measure to avoid losing or wasting Hydrocarbons in any manner on the surface or subsurface during the Exploration and Exploitation activities.

14.2	In the case of surface Hydrocarbon spills, either in the Contract Area or outside of the Contract Area, that are to be reported in accordance with the legal rules in force, the Contractor shall give immediate notice thereof to PERUPETRO, indicating the estimated volume of the spill and the actions taken to correct the causes thereof. PERUPETRO shall have the right to check the volume of the spill and analyze the causes.

If a surface loss occurs, either in the Contract Area or outside of the Contract Area, before reaching the Production Fiscalization Point, due to Contractor’s gross negligence or willful misconduct, the volume lost shall be valued according to clause eight and included in the calculation of the royalty, without prejudice to the provisions set forth in point 13.1.

If a loss occurs before reaching the Production Fiscalization Point due to reasons other than those described in the preceding paragraph, resulting in a compensation to the Contractor by third parties, the amount of the compensation received for the Hydrocarbons lost, multiplied by the factor obtained by dividing the amount of the royalty paid for the Hydrocarbons Fiscalized at the Production Fiscalization Point to which the Hydrocarbons lost in the “Fortnight” in which the loss occurred correspond, by the value of said Fiscalized Hydrocarbons, determined in accordance with point 8.2 in the same fortnight, will be the amount of the royalty to be paid by the Contractor for the Hydrocarbons lost, on or before the second Business day following receipt of said compensation, without prejudice to the provisions set forth in point 13.1.

CLAUSE FIFTEEN - TRAINING AND TRANSFER OF TECHNOLOGY

15.1	In compliance with the provisions contained in Article 29 of Law No. 26221, the Contractor commits itself to make available to PERUPETRO, every calendar year during the Contract Term, the following amount:

		Annual Contribution in US
a)	Until the calendar year in which the Date of Commencement of Commercial Extraction takes place:	50,000.00

b)	As from the calendar year following that of the Date of Commencement of Commercial Extraction:

	Barrels per Day
	From 0 to 30,000	80,000.00
	From 30,001 to 50,000	120,000.00
	From 50,001 upwards	180,000.00

The first payment will be made on the Date of Signing, and will be equivalent to the amount obtained by multiplying the annual contribution under item a) by the fraction obtained by dividing the number of Days still to run to complete the then current calendar year by three hundred sixty-five (365).

For item b), the annual training contribution will be the one corresponding to the section in which the daily average production of the Hydrocarbons Fiscalized in the previous calendar year is included, which will be determined by dividing the total volume of Hydrocarbons Fiscalized in said Year by the corresponding number of Days.

To determine the Barrel/Day equivalence for the Natural Gas production, the following formula shall be used: Barrels shall be equivalent to the volume of Natural Gas expressed in standard cubic feet, divided by a factor of five thousand six hundred twenty-six (5,626).

The payments referred to in this point, except for the first one, shall be made in the Month of January in each calendar year.

15.2	The Contractor shall comply with the obligations set forth in point 15.1 hereof, by depositing the corresponding contribution in the account to be designated by PERUPETRO.

PERUPETRO shall give the Contractor notice of its conformity with the payment, within a term of five (5) Business Days following receipt of the corresponding contribution.

15.3	The Contractor and PERUPETRO shall agree upon the implementation of technical cooperation programs for research and development on subjects of mutual interest.

Within a period of ninety (90) Days before the end of each calendar year, the Parties shall submit: to the Supervisory Committee the projects to be implemented in the following calendar year.

15.4	The training programs to be established by the Contractor for its personnel, both in the country as well as abroad, shall be made known to PERUPETRO.

CLAUSE SIXTEEN – ASSIGNMENT AND ASSOCIATION

16.1	If the Contractor reaches an agreement to assign its contractual position to or become associated with a third party in the Contract, it shall give notice thereof to PERUPETRO. The application for the qualification of the assignee or third party shall be attached to the above notice, and the assignee or third party must attach the complementary information that might be required in order to be qualified as a petroleum contractor, according to law.

If PERUPETRO grants the qualification requested, the assignment or association shall take place through an amendment to the Contract, according to law.

16.2	The Contractor, by giving prior notice thereof to PERUPETRO, can assign its contractual position or become associated with an Affiliate, according to law.

16.3	The assignee shall grant all the guaranties and shall take over all of the assignor’s rights, responsibilities, and obligations.

CLAUSE SEVENTEEN -ACTS OF GOD OR FORCE MAJEURE

17.1	None of the Parties hereto shall be held liable for any non-compliance with an obligation, or for the partial, late, or defective compliance therewith, during the time said Party is affected by an Act of God or Force Majeure, provided it proves that such cause prevents it from duly meeting said obligation.

17.2	The Party affected by an Act of God or Force Majeure shall give written notice thereof to the other Party within five (5) Days following its occurrence, and shall prove the manner in which it affects the fulfillment of the corresponding obligation. The other Party shall answer in writing, accepting or rejecting said event, within fifteen (15) Days following receipt of the aforementioned notice. If said Party fails to answer within this term, its failure to answer shall be understood as its acceptance of the grounds invoked.

In the event of partial, late or defective compliance with an obligation due to an Act of God or Force IMajeure, the Party obliged to comply with said obligation will make its best efforts to fulfill it in accordance with the Parties’ common intention expressed in the Contract, and the Parties shall continue complying with the contractual obligations not affected in any manner by said event.

The Party affected by an Act of God o Force Majeure must resume compliance with the contractual obligations and conditions within a reasonable period of time after said cause or causes have disappeared, for which purpose it must give notice thereof to the other Party within five (5) Days following the end of said cause. The Party not affected shall cooperate with the affected Party in this effort.

In the event of strikes, work stoppages or other similar events, none of the Parties hereto may impose upon the other Party a solution contrary to its will.

17.3	The period during which the effects of an act of God or Force Majeure affect compliance with the contractual obligations shall be added to the term fixed to comply with said obligations and, if applicable, to the term of the corresponding phase of the Contract and to the Contract Term.

If the Act of God or Force Majeure affects the performance of any of the minimum work programs referred to in point 4.6, the guaranty furnished for such program shall be kept in force without being executed during the time such reason affects the aforesaid performance, or during the time PERUPETRO does not issue its opinion on the reason invoked by the

Contractor and, should there be any discrepancy regarding the existence of such reason, while such discrepancy is resolved. For this purpose, the Contractor must extend or replace said guaranty, as necessary.

Furthermore, while PERUPETRO does not issue its opinion on the reason invoked by the Contractor, or while the discrepancy which may have arisen on its existence is not resolved, the calculation of the term for the performance of the respective minimum work program shall be suspended. If PERUPETRO accepts the existence of the Act of God or Force Majeure invoked by the Contractor, the Contractor shall resume the performance of the minimum work program as soon as the effects of the aforesaid reason have disappeared.

17.4	PERUPETRO shall make all the necessary efforts to obtain the support and cooperation of the relevant governmental authorities, so that the necessary measures be taken to guarantee the continuous and safe implementation and performance of the activities to be carried out hereunder.

It is hereby agreed that if any of the Parties considers, in its sole discretion, that its personnel or that of its subcontractors cannot work safely in the Contract Area as regards their physical integrity, the event of Force Majeure or Act of God invoked by either Party on these grounds shall not be questioned by the other Party.

17.5	If the Contractor is affected by an Act of God or Force Majeure that prevents it from completing the minimum work program of the then current period, upon expiration of a term of twelve (12) consecutive Days counted as from the occurrence of said Act of God or Force Majeure, the Contractor may terminate the Contract, for which purpose it must give PERUPETRO notice of its decision at least thirty (30) Days in advance of the date on which it will relinquish the Contract Area.

17.6	The provisions of this clause seventeen are not applicable to obligations related to the payment of money.

CLAUSE EIGHTEEN - ACCOUNTING

18.1	The Contractor shall keep its accounting in accordance with the accounting principles and practices established and accepted in Peru. Moreover, the Contractor shall keep any and all books, detailed records and documents that may be required to account for and control the activities it carries out in the country and abroad in relation to the object of the Contract, as well as to properly support its revenues, investments, costs, expenses, and Tributes incurred in each tax year. On the other hand, within one hundred and twenty (120) Days counted as from the Date of Signing, the Contractor shall submit to PERUPETRO a copy of the “Accounting Procedures Manual” that it has decided to propose to record its operations.

The Contractor delivered to PERUPETRO a copy in Spanish of the “Accounting Procedures Manual” to record its operations.

The “Accounting Procedures Manual” shall contain, among other things, the following information:

a)	Language and currency in which the accounting records will be kept;

b)	Applicable accounting principles and practices;

c)	Account Structure and Plan, in accordance with the requirements of the Peruvian Securities and Exchange Commission (CONASEV);

d)	Mechanisms to identify the accounts of the Contract, of other Hydrocarbon contracts, of related activities, and of other activities;

e)	Mechanisms for the allocation of revenues, investments, costs and common expenses to the Contract, to other Hydrocarbon contracts, to related activities, and to other activities; and,

f)	Determination of the income and expenditure accounts and of the detailed records for purposes of the calculation of factor “Rt_j”, including a breakdown of the procedures described in Annex “E” to the Contract, if applicable.

18.2	If the information referred to in item f) above has been included in the “Accounting Procedures Manual”, PERUPETRO, within a term not to exceed thirty (30) Days following receipt of the “Accounting Procedures Manual”, will submit a notice to the Contractor, approving the accounting procedure for factor “Ft_j” referred to in said item or otherwise making any suggestion it may deem convenient to improve and/or expand said procedure. If no such notice is sent by PERUPETRO within the above term, the procedure referred to in item f) of point 18.1 shall be deemed to have been approved for all relevant purposes thereof.

Also within the aforementioned term of thirty (30) Days following receipt of the “Accounting Procedures Manual”, PERUPETRO may make suggestions and/or observations to improve, expand or eliminate one or more of the remaining accounting procedures proposed in said manual.

Any change with respect to the approved accounting procedure to be used for factor “Rt_1” will be previously proposed to PERUPETRO for approval, following for such purpose the procedure described in the first paragraph of this point.

18.3	The accounting books of the Contractor, the financial statements and their supporting documents shall be made available to the duly authorized representatives of PERUPETRO, for their inspection, at the offices of the Contractor, subject to prior notice.

18.4	The Contractor shall keep the records of the real and personal properties used in the Operations under the Contract, in accordance with the accounting rules in force in Peru and in keeping with the accounting practices generally accepted in the international petroleum industry.

PERUPETRO may ask the Contractor to provide it with information on its properties each time it deems it convenient. Furthermore, PERUPETRO can ask the Contractor to provide it with its schedule of physical inventories to be taken in relation to the goods subject matter of the Operations, classifying said goods based on whether they are owned by the Contractor or third parties, and can participate in said inventory-taking processes, should it deem it convenient.

18.5	Within thirty (30) Days following its issuance, the Contractor must submit a copy of the report issued by its external auditors on its financial statements for the previous business year. If the Contractor has entered into more than one contract with PERUPETRO, or performs activities other than those provided for in the Contract, it commits itself to keep separate accounts in order to prepare financial statements for each contract and/or activity and, therefore, the report prepared by its external auditors must also include financial statements for each contract and/or activity.

18.6	The Contractor must send to PERUPETRO, whenever requested to do so by PERUPETRO, the information contained in the Annual Income Tax Return filed with the National Superintendency of Tax Administration or the entity that may replace it.

CLAUSE NINETEEN - MISCELLANEOUS

19.1	If in one or more cases any of the Parties fails to invoke or insist on the fulfillment of any of the provisions contained in the Contract, or on the exercise of any of the rights granted under the Contract, it shall not be construed as a waiver of said provision or right.

19.2	In performing the Operations, the Contractor shall comply with all the resolutions issued by the competent authorities exercising their legal faculties.

Moreover, the Contactor binds itself to comply with all the rules issued by the competent authorities in relation to national defense and security.

19.3	The Contractor shall have free access to and exit from the Contract Area.

19.4	Pursuant to the current legislation, the Contractor shall have the right to use, for the purpose of carrying out the Operations, the water, timber, gravel, and any other construction materials located within the Contract Area, honoring the rights of third parties, if applicable.

19.5	The license for the use of technical information on the Contract Area or other areas that the Contractor may wish to acquire from PERUPETRO will be granted in accordance with PERUPETRO’s Policy on the Handling of Technical Exploration-Production Information. For this purpose, the Parties shall sign a “Letter-Agreement”.

19.6	If any of the Parties hereto fails to make any payment within the agreed term, the amount of the payment shall be subject to the interest rates set forth below, as from the Day following the due date:

a)	For accounts expressed and payable in local currency, the rate to be used shall be the interest rate on loans in local currency (TAMN) for credits with a term of up to three hundred and sixty (360) Days, published by the Superintendency of Banking and Insurance, or whichever rate may replace it, applicable to the period elapsed between the maturity date and the actual date of payment; and,

b)	For accounts expressed in Dollars, and payable in local currency or in Dollars, the rate to be used shall be the US prime rate plus three (3) percentage points, published by the US Federal Reserve, applied to the period elapsed between the maturity date and the actual date of payment. In the absence of this rate, the Parties shall agree on another rate that will properly replace it.

19.7	The provisions contained in point 19.6 shall apply to all accounts between the Parties arising out of the Contract or any other agreement or settlement between the Parties. A different rule may be established between the Parties for the payment of interest, by means of a written agreement. The provisions contained herein concerning interest shall in no way modify the Parties’ legal rights and remedies to enforce payment of amounts due.

19.8	If by virtue of a national emergency declared by law, the State is obliged to buy Hydrocarbons from local producers, the purchase shall be made at the prices obtained by applying the valuation mechanisms set forth in clause eight, and payment shall be made in Dollars within thirty (30) Days following the date of delivery.

19.9	The State, through the Ministry of Defense and the Ministry of the Interior, shall provide the Contractor with all the necessary security measures in the Operations, to the extent possible.

19.10	The Contractor shall release and, if appropriate, indemnify PERUPETRO and the State, as the case may be, from any claim, legal action, or other third-party burden or encumbrance that could be levied as a result of the Operations carried out and relationships developed under the Contract, originating from any contractual or extracontractual relationship, except for those originating from acts performed by PERUPETRO itself or the State.

19.11	The Hydrocarbons that correspond to the Contractor under the Contract shall be freely available to the Contractor.

CLAUSE TWENTY - NOTICES AND COMMUNICATIONS

20.1	Every notice or communication regarding the Contract shall be considered validly sent if delivered in writing with acknowledgment of receipt, or if received by registered mail, facsimile or other means agreed upon by the Parties, addressed to the addressee, on a Business Day, to the following addresses:

PERUPETRO:

PERUPETRO S.A.

Gerencia General

Av. Luis Aldana 320

Lima 41 - Peru

Fax: 475-7722 / 475-9644

Contractor:

Harken del Peru Limitada

Legal Representative

Bernardo Monteagudo 201

Lima-27, Peru

Fax: 264-4040

Corporate Guarantor:

Global Energy Development plc

580 Westlake Park Blvd. Ste. 750

Houston, Texas 77079

20.2	Any of the Parties shall have the right to change its address or fax number for purposes of the notices and communications, by giving notice thereof to the other Party at least five (5) Business Days in advance of the effective date of such change.

The provisions set forth in the first paragraph of this point shall also apply to the Corporate Guarantor.

CLAUSE TWENTY-ONE - SUBMISSION TO PERUVIAN LAW AND CONFLICT RESOLUTION

21.1	Submission to Peruvian Law

The Contract has been negotiated, drawn up and signed in accordance with Peruvian law, and its contents, performance, and any consequence derived therefrom shall be governed by the domestic laws of the Republic of Peru.

21.2	Technical Conciliation Committee

The Technical Conciliation Committee shall be set up within fifteen (15) Business Days following the date it is summoned by any of the Parties, and shall be composed of three (3) members specialized in the issues to be dealt with thereat. Each Party shall select one (1) member, and the third one shall be selected by the members designated by the Parties. If any of the Parties fails to designate its representative within the agreed term, or if the members designated by the Parties cannot reach an agreement on the designation of the third member within the agreed term, or if the Technical Conciliation Committee fails to issue its opinion within the agreed term, any of the Parties may decide to resolve the conflict in the manner described in point 21.3 of the Contract.

The Parties, within sixty (60) Days counted as from the Date of Signing, will agree on the procedure to be followed for the functioning of this committee.

The resolutions issued by the Technical Conciliation Committee must be issued within a term of thirty (30) Days following its installation and will be binding upon the Parties, as long as an arbitration award, if applicable, does not resolve the conflict on a definitive basis. Without prejudice to the fulfillment of the resolution issued by the Technical Conciliation Committee, any of the Parties can resort to arbitration in accordance with the provisions set out in point 21.3 within a term of sixty (60) Days following the date of receipt of the service of notice of the respective resolution.

21.3	Arbitration Agreement

Any suit, controversy, discrepancy or claim arising out of or related to the Contract, such as the interpretation, fulfillment, termination, efficacy or validity of the Contract, which arises between the Contractor and PERUPETRO and cannot be resolved by mutual agreement between the Parties, shall be settled by international de Jure arbitration, pursuant to the provisions contained in Article 68 of Law No. 26221.

The arbitration process shall be carried out in the Spanish language and in accordance with the! terms and conditions agreed upon in this clause. The arbitration process shall be managed by the International Chamber of Commerce, hereinafter referred to as the “ICC”. As to all matters not contemplated in this clause, the arbitration shall be organized and carried out in accordance with ICC’s Arbitration Regulations in force on the Date of Signing. In addition to the provisions set forth in this clause and in the aforementioned Regulations, the provisions contained in the General Arbitration Law No. 26572 or in any law that may replace it, shall be applicable on a supplementary basis.

There will be three (3) arbitrators. Each Party will appoint one arbitrator and the third one will be appointed by the arbitrators designated by the Parties. If the arbitrators appointed by the Parties fail to appoint the third arbitrator within thirty (30) Days following their designation, any of the Parties may request the ICC to appoint said arbitrator.

The subject matter of the dispute, controversy, difference or claim shall be defined by the complaint, the answer to the complaint and, eventually, if any, the counterclaim and the answer to the counterclaim. At the request of any of the Parties, if the complaint or the counterclaim has not been answered within a term of fifteen (15) business Days counted as from the respective notice, the arbitrators will be authorized to define the controversy should any of the Parties refuse to do it.

To solve the dispute, controversy, difference or claim referred to arbitration, the arbitrators shall abide by the domestic laws of the Republic of Peru.

The arbitration shall take place in the city of Lima, Peru, unless the Arbitration Court cannot meet in this city for reasons beyond the control of its members. In such event, the Parties will agree on another place to carry out the arbitration process. If within a term of fifteen (15) Days counted as from the notice sent to the Parties regarding the obstacle faced by the arbitrators, the Parties are unable to reach an agreement on the new place of arbitration, the ICC will fix the place.

If the amount of the issue referred to arbitration exceeds Five Hundred Thousand US Dollars (US$500,000.00) and one of the Parties considers that the arbitration should be held in another city or country, it must express its opinion, proposing a new city or country in the first written notice addressed to the other Party advising it of its decision to resort to arbitration. If within fifteen (15) Days following delivery of the above-mentioned notice, the Parties are unable to reach an agreement on the new place of arbitration, the ICC will fix it.

Should a discrepancy arise regarding the amount of the controversy, or if the amount cannot be determined, the ICC will establish the place of arbitration, taking into account the provisions set forth in the preceding paragraph.

The Parties hereby waive any remedy of appeal, appeal for annulment, or any other appeal against the arbitration award. An appeal for annulment against the arbitration award will only be admissible in the cases provided for in the law. The Parties represent that the arbitration award will be final and binding upon the parties, and shall be immediately enforced.

The parties commit themselves to perform any act required to carry out the arbitration process until it is completed and the award enforced.

The maximum term of the arbitration process shall be one hundred and eighty (180) Business Days counted as from the date of installation of the Arbitration Court, or of the date of a similar event. If it is necessary to extend the term, the provisions set forth in the ICC Arbitration Regulations shall be applicable.

If the arbitration award is issued outside of Peru, it shall be acknowledged and enforced in accordance with the “Agreement on the Acknowledgment and Enforcement of Foreign Arbitration Awards” signed in New York on June 10, 1958 (the New York Convention), or the “Inter American Agreement on International Commercial Arbitration” signed in Panama on January 30, 1975 (the Panama Agreement), or with the relevant rules contained in the General Arbitration Law No. 26572, or in any rule that may replace it, as determined by the Party requesting the acknowledgment and enforcement of the arbitration award.

During the arbitration process, the Parties will continue discharging their contractual obligations, to the extent possible, even those that are the subject matter of the arbitration process.

Without prejudice to the foregoing, if the subject matter of the arbitration process were the fulfillment of the contractual obligations guaranteed by the guaranties referred to in point 3.10, the calculation of the respective term will be suspended and said guarantees will not be executed and will remain in full force and effect during the arbitration process. To this end, the Contractor must extend or replace said guaranties, as necessary.

21.4	The Parties waive any diplomatic claim.

21.5	This Contract is drawn up and construed in the Spanish language and, therefore, the Parties hereto hereby agree that this is the only official version.

CLAUSE TWENTY-TWO - TERMINATION

22.1	The termination of the Contract shall be governed by the provisions set forth herein and, on a complementary basis, by the provisions contained in Law No. 26221 and, as to matters not contemplated therein, by the provisions set out in the Civil Code.

Except for the cases referred to in point 22.3, if any of the Parties fails to comply with any of the obligations provided for in the Contract due to reasons other than acts of God or Force Majeure or other non-imputable causes, the other Party may give notice thereof to said Party, informing it of the default and of its intention to terminate the Contract at the end of a sixty (60)-Day period, unless said Party corrects the default within said period or proves that the default is in the process of being corrected.

If the Party that receives the notice of default questions or denies its existence, it may refer the issue to arbitration, in accordance with the provisions set forth in clause twenty-one, within thirty (30) Days following the notice. In such event, the calculation of the sixty (60)-Day term will be suspended until the Parties have been served notice of the arbitration award, and the Contract will be terminated if, even though the default has been confirmed, said Party does not correct the default or does not prove to the other Party that the default is in the process of being corrected, within said term.

The Contract can be terminated before the end of the Contract Term by express agreement between the Parties.

22.2	Upon termination of the Contract, all the rights and obligations of the Parties specified in the Contract will fully cease, and the following provisions will be taken into account:

a)	The rights and obligations of the Parties arising out of this Contract prior to the date of termination of the Contract, including, inter alia, the Contractor’s right to the Hydrocarbons extracted and the guaranties agreed upon in the Contract, shall be honored; and

b)	Any default incurred by any of the Parties prior to the date of termination hereof regarding any of the obligations provided for in the Contract shall be remedied by the Party in default, except for obligations that, by their very nature, become extinguished upon termination of the Contract.

22.3	The Contract shall be terminated as a matter of law, without any prior procedure, in the following cases:

22.3.1	In the event the Contractor fails to comply with the performance of the minimum work program of any period of the exploration phase,

after having used the extensions provided for in point 3.4, if appropriate, and without being supported by reasons satisfactory to PERUPETRO, unless the provisions set forth in points .4.7 and 4.13 are complied with.

22.3.2	If upon expiration of the exploration phase or of the retention period, whichever occurs later in time, no declaration of Commercial Discovery has been made.

22.3.3	In the specific cases described in points 3.10, 4.2 and 17.5.

22.3.4	In the event the Contractor is declared insolvent, under dissolution or liquidation, or bankrupt, and the Contractor does not send the notice referred to in point 16.1 hereof within a term of fifteeen (15) Business Days, identifying the third party that will assume its contractual position.

22.3.5	In the event the corporate guaranty referred to in point 3.11 is not kept in force and the Contractor fails to replace it within a maximum term of fifteen (15) Business Days following receipt by the Contractor of PERUPETRO’s notice asking for said replacement; or in the event the entity that granted the guaranty referred to in point 3.11 is declared insolvent, under dissolution or liquidation, or bankrupt, and the Contractor fails to give PERUPETRO notice thereof within a maximum term of fifteen (15) Business Days following receipt of PERUPETRO’s request, identifying the third party that will assume the corporate guaranty, subject to PERUPETRO’s prior qualification and acceptance.

22.3.6	In the event an arbitration award declares, in the cases referred to in point 22.1, a default and said default is not rectified in accordance with the provisions set forth in said point, or by means of an arbitration award declaring the termination of the Contract.

22.4	In accordance with the provisions set out in Article 87 of Law No. 26221, if the Contractor fails to comply with the Environmental provisions, OSINERG will impose the pertinent sanctions, and the Ministry of Energy and Mines can even terminate the Contract, subject to OSINERG’s previous report.

22.5	If the Contractor, or the entity that furnished the guaranty referred to in point 3.11, requests protection against the actions taken by creditors, PERUPETRO may terminate the Contract should it deem that its rights under the Contract are no being properly protected.

22.6	Upon termination of the Contract, the Contractor shall assign to the State, through PERUPETRO, unless it does not require them, at no cost or charge whatsoever and in a good state of repair, maintenance and operation, except for normal wear and tear, all real property, power facilities, camps, communication facilities, pipes, and other production equipment and facilities owned by the Contractor, which will allow the continuation of the Operations.

If Petroleum, Non-Associated Natural Gas and/or Non-Associated Natural Gas and Condensates were Exploited together, upon completion of the term referred to in point 13.1 for the Petroleum exploitation phase, the Contractor shall assign to the State, through PERUPETRO, unless it does not require them, at no cost or charge whatsoever, in a good state of repair, maintenance and operation, except for normal wear and tear, the goods and facilities involved in the Exploitation of Petroleum, which are not required for the Exploitation of Non-Associated Natural Gas and/or Non-Associated Natural Gas and Condensates.

The goods and facilities kept by the Contractor for the Exploitation of Non-Associated Natural Gas and/or Non-Associated Natural Gas and Condensates, which have also been used in the Exploitation of Petroleum, even though they may continue being owned by the Contractor, shall be used for both Exploitation operations. To this end, a contract shall be entered into between the Parties.

If the Contractor has been using the goods and facilities described in the first paragraph of this point, but said goods and facilities are not related, nor exclusively accessory, to the Operations, that is, they have also been used for operations in other areas of the country under Hydrocarbon Exploration or Exploitation contracts still in effect, the Contractor shall continue being the owner of and using said goods.

22.7	For purposes of the provisions set forth in point 22.6, during the last Year of the Contract Term, the Contractor shall contribute and cooperate with PERUPETRO so that, without interfering with the Operations, PERUPETRO may perform all acts and enter into all agreements required for an orderly and uninterrupted transition of the Operations carried out as of the date of termination of the Contract.

ATTACHMENT “A”

DESCRIPTION OF PLOT 95

LOCATION

Plot 95 is located in the province of Requena in the department of Loreto, and is delimited as illustrated in Attachment “B” (Map) in accordance with the following description:

REFERENCE POINT

The Point of Reference (PR) is the Rio Blanco Station, located in the province of Requena in the department of Loreto.

POINT OF DEPARTURE

Starting in the Point of Reference (PR) measurements of 3,463.911 m South and then 12,758.607 m West are taken until reaching Point (23), which is the Point of Departure (PD) of the Plot’s perimeter.

STRUCTURE OF THE PLOT

From Point (23) or (PD) is measured 84,300.059 m Southeast, in a straight line with an Azimuth of 143°11’53” until reaching Point (49).

From Point (49) are measured 71,805.292 m Northeast in a straight line with an Azimuth of 282°52’30” until reaching Point (44).

From Point (44) 76,690.387 m Northeast in a in a straight line with an Azimuth of 341°19’57”97 until reaching Point (14).

From Point (14) it continues in a Northeast direction on the right margin of the Puinahua Channel and the Ucayali River until reaching Point (1)

From Point (1) 3,371.762 m are measures, in a straight line with an Azimuth of 90°00’00” until reaching Point (2).

From Point (2) 62,193.780 m South are measured, in a straight line with an Azimuth of 180°00’00” until reaching Point (23) or the Point of Departure (P.D.), thus closing the perimeter of the Plot.

BORDERS

In the North, East, South and West with free areas.

PLOT DEFINITION

Plot 1 surrounded by corner points 1,2,5,4 and 3

Plot 2 surrounded by corner points 3,4,7 and 6

Plot 3 surrounded by corner points 6,7,9 and 8

Plot a 4 surrounded by corner points 4,5,10,9 and 7

Plot 5 surrounded by corner points 8,9,12 and 11

Plot 6 surrounded by corner points 9,10,13 and 12

Plot 7 surrounded by corner points 11,12,16,15 and 14

Plot 8 surrounded by corner points 12,13,17 and 16

Plot 9 surrounded by corner points 15,16,19 and 18

Plot 10 surrounded by corner points 16,17,20 and 19

Plot 11 surrounded by corner points 18,19,22 and 21

Plot 12 surrounded by corner points 19,20,23 and 22

Plot 13 surrounded by corner points 21,22,25 and 24

Plot 14 surrounded by corner points 22,23,26 and 25

Plot 15 surrounded by corner points 24,25,28 and 27

Plot 16 surrounded by corner points 25,26,29 and 28

Plot 17 surrounded by corner points 23,30,29 and 26

Plot 18 surrounded by corner points 27,28,32,36 and 35

Plot 19 surrounded by corner points 28,29,33 and 32

Plot 20 surrounded by corner points 29,30,31,34 and 33

Plot 21 surrounded by corner points 32,33,38,37 and 36

Plot 22 surrounded by corner points 33,34,39 and 38

Plot 23 surrounded by corner points 31,40,39 and 34

Plot 24 surrounded by corner points 35,36,37,45 and 44

Plot 25 surrounded by corner points 37,38,41,46 and 45

Plot 26 surrounded by corner points 38,39,42 and 41

Plot 27 surrounded by corner points 39,40,43 and 42

Plot 28 surrounded by corner points 41,42,47 and 46

Plot 29 surrounded by corner points 42,43,48 and 47

Plot 30 surrounded by corner points 43,49 and 48

COORDINATES LIST PSAD 56 OF POINT OF REFERENCE AND PLOT CORNERS

GEOGRAPHICAL COORDINATES	UTM FLAT COORDINATES PLANAS UTM

Point	South Latitude		West Longitude
	Meters North	Meters East
Est. Rio Blanco (PR)	05º38’07”720	73º52’40”970	9’376,963.911	624,258.607
23 o (PP)	05°40’01”269	73°59’35”448	9’373,500.000	611,500.000
49	06°16’35”281	73°32’08”308	9’306,000.000	662,000.000
44	06°07’59”272	74°10’06”791	9’322,000.000	592,000.000
14	05°28’34”325	74°23’27”921	9’394,655.855	567,453.263
1	05°06’16”283	74°01’28”275	9’435,693.780	608,128.238
2	05°06’16”114	73°59’38”780	9’435,693.780	611,500.000

COORDENTATES LIST OF THE PLOTS CORNERS

POINT	UTM FLAT COORDINATES M
1	9’435,693.780 m N	608,128.238 m E
2	9’435,693.780 m N	611,500.000 m E
3	9’429,521.178 m N	591,500.000 m E
4	9’423,500.000 m N	591,500.000 m E
5	9’423,500.000 m N	611,500.000 m E
6	9’420,782.000 m N	575,956.625 m E
7	9’419,850.000 m N	591,500.000 m E
8	9’413,500.000 m N	572,476.554 m E
9	9’413,500.000 m N	591,500.000 m E
10	9’413,500.000 m N	611,500.000 m E
11	9’403,500.000 m N	573,263.875 m E
12	9’403,500.000 m N	591,500.000 m E
13	9’403,500.000 m N	611,500.000 m E
14	9’394,655.855 m N	567,453.263 m E
15	9’393,500.000 m N	567,843.768 m E
16	9’393,500.000 m N	591,500.000 m E
17	9’393,500.000 m N	611,500.000 m E
18	9’383,500.000 m N	571,222.262 m E
19	9’383,500.000 m N	591,500.000 m E
20	9’383,500.000 m N	611,500.000 m E
21	9’373,500.000 m N	574,600.756 m E
22	9’373,500.000 m N	591,500.000 m E
23	9’373,500.000 m N	611,500.000 m E
24	9’363,500.000 m N	577,979.250 m E
25	9’363,500.000 m N	591,500.000 m E
26	9’363,500.000 m N	611,500.000 m E
27	9’353,500.000 m N	581,357.744 m E
28	9’353,500.000 m N	591,500.000 m E
29	9’353,500.000 m N	611,500.000 m E
30	9’353,500.000 m N	626,462.963 m E
31	9’346,767.326 m N	631,500.000 m E
32	9’343,500.000 m N	591,500.000 m E
33	9’343,500.000 m N	611,500.000 m E
34	9’343,500.000 m N	631,500.000 m E
35	9’333,500.000 m N	588,114.732 m E
36	9’333,500.000 m N	591,500.000 m E
37	9’333,500.000 m N	600,000.000 m E
38	9’333,500.000 m N	611,500.000 m E
39	9’333,500.000 m N	631,500.000 m E
40	9’333,500.000 m N	641,425.925 m E
41	9’323,500.000 m N	611,500.000 m E
42	9’323,500.000 m N	631,500.000 m E
43	9’323,500.000 m N	648,907.407 m E
44	9’322,000.000 m N	592,000.000 m E
45	9’320,171.428 m N	600,000.000 m E
46	9’317,542.857 m N	611,500.000 m E
47	9’312,971.428 m N	631,500.000 m E
48	9’308,992.592 m N	648,907.407 m E
49	9’306,000.000 m N	662,000.000 m E

EXTENSION (AREA BY PLOTS)

PLOT	AREA
1	18,482.697 hectares
2	11,687.415 hectares
3	13,443.883 hectares
4	20,000.000 hectares
5	18,637.001 hectares
6	20,000.000 hectares
7	22,059.106 hectares
8	20,000.000 hectares
9	21,966.984 hectares
10	20,000.000 hectares
11	18,588.491 hectares
12	20,000.000 hectares
13	15,209.997 hectares
14	20,000.000 hectares
15	11,831.503 hectares
16	20,000.000 hectares
17	14,962.963 hectares
18	13,527.524 hectares
19	20,000.000 hectares
20	18,304.364 hectares
21	20,000.000 hectares
22	20,000.000 hectares
23	6,584.525 hectares
24	12,165.458 hectares
25	16,839.286 hectares
26	20,000.000 hectares
27	13,666.667 hectares
28	16,485.714 hectares
29	21,790.574 hectares
30	9,496.979 hectares

Total	515,731.131 ha

11 regular plots 20,000.000 hectares each	=	220,000.000 hectares
19 irregular plots in different areas	=	295,731.131 hectares

TOTAL 30 PLOTS	=	515,731.131 hectares

The Coordinates, Distances, Areas and Azimuths mentioned in this Attachment are referred to the International Spheroid Universal Transversal Mercator Projection System (U.T.M), Zona 18 (Central Meridian 75º00’00”).

The Geodesia Datum is provisional for South America, La Canoa of 1956, located in Venezuela (PSAD 56)

Should there be any discrepancies between the U.T.M. Coordinates and the Geographical Coordinates or with the distances, Areas and Azimuths, the U.S.T. coordinates will be considered correct.

ANNEX “B”

MAP OF THE CONTRACT AREA - BLOCK

ANNEX “C-1”

LETTER OF GUARANTY FOR THE FIRST PERIODO

OF THE MINIMUM WORK PROGRAM

LETTER OF GUARANTY

No. Lima,

PERUPETRO

S.A. LIMA

Gentlemen,

We, the(entity of the Financial System), hereby constitute ourselves as joint and several guarantors for hereinafter referred to as the Contractor, in favor of PERUPETRO S.A., hereinafter referred to as PERUPETRO, in the amount of one hundred thousand and 00/100 US Dollars (US$.100.000.) in order to guarantee the faithful compliance with Contractor’s obligations under the minimum work program of the first period of the exploration phase, contained in clause four of the License Contract for the Exploration and Exploitation of Hydrocarbons in Block 95 signed with PERUPETRO (hereinafter referred to as the Contract).

The obligation assumed by (entity of the Financial System) hereunder is limited to the payment to PERUPETRO of the amount of one hundred thousand and 00/100 US Dollars (US$.100.000) required in its payment request.

1.	This is a joint and several, irrevocable, unconditional, and automatically executable guaranty, without benefit of exclusion, payable upon presentation, during the effective term hereof, of a notarial letter addressed by PERUPETRO to (Entity of the Financial System) requesting payment of one hundred thousand and 00/100 US Dollars (US$100.000), declaring that the Contractor has not complied in whole or in part with the obligation referred to above and attaching to said letter, as sole surety and justification, a notarially certified copy of the notarial letter sent by PERUPETRO to the Contractor, requiring compliance with the aforesaid obligation and giving notice of its intention of executing the guaranty. Said notarial letter from PERUPETRO to the Contractor must have been delivered to the latter at least twenty (20) calendar Days before the date on which PERUPETRO files the payment claim with (entity of the Financial System)

2.	This guaranty shall expire no later than unless before that date (entity of the Financial System) receives a letter from PERUPETRO releasing (entity of the Financial System) and the Contractor from every responsibility hereunder, in which case this guaranty shall be canceled on the date of the said letter from PERUPETRO.

3.	Any delay by us in honoring this guaranty in your favor shall accrue interest at a rate equivalent to Rate on Foreign Currency Loans (TAMEX rate) charged by the Entities of the Financial System, published by the Superintendency of Banking and Insurance, applicable during the period of the delay, or the rate that may replace it. Interest shall be calculated as from the date of the above-mentioned notarial letter sent by PERUPETRO to (entity of the Financial System).

As from the date of expiration or cancellation no claim may be filed regarding this guaranty and (entity of the Financial System) and the Contractor shall be released from every responsibility or obligation hereunder.

Sincerely yours,

Entity of the Financial System

ANNEX “C-2”

LETTER OF GUARANTY FOR THE SECOND PERIOD OF THE

MINIMUM WORK PROGRAM

LETTER OF GUARANTY

No. Lima,

PERUPETRO

S.A. LIMA

Gentlemen,

We, the (entity of the Financial System), hereby constitute ourselves as joint and several guarantors for                      hereinafter referred to as the Contractor, in favor of PERUPETRO S.A., hereinafter referred to as PERUPETRO, in the amount of four hundred fifty thousand and 00/100 US Dollars (US$.450.000) in order to guarantee the faithful compliance with Contractor’s obligations under the minimum work program of the second period of the exploration phase, contained in clause four of the License Contract for the Exploration and Exploitation of Hydrocarbons in Block 95 signed with PERUPETRO (hereinafter referred to as the Contract).

The obligation assumed by entity of the Financial System) hereunder is limited to the payment to PERUPETRO of the amount of four hundred fifty thousand and 00/100 US Dollars (US$.450.000.) required in its payment request.

1.	This is a joint and several, irrevocable, unconditional, and automatically executable guaranty, without benefit of exclusion, payable upon presentation, during the effective term hereof, of a notarial letter addressed by PERUPETRO to (Entity of the Financial System) requesting payment of four hundred fifty thousand and 00/100 US Dollars (US$ 450.000), declaring that the Contractor has not complied in whole or in part with the obligation referred to above and attaching to said letter, as sole surety and justification, a notarially certified copy of the notarial letter sent by PERUPETRO to the Contractor requiring compliance with the aforesaid obligation and giving notice of its intention of executing the guaranty. Said notarial letter from PERUPETRO to the Contractor must have been delivered to the latter at least twenty (20) calendar Days before the date on which PERUPETRO files the payment claim with (entity of the Financial System).

2.	This guaranty shall expire no later than unless before that date (entity of the Financial System) receives a letter from PERUPETRO releasing (entity of the Financial System) and the Contractor from every responsibility hereunder, in which case this guaranty shall be canceled on the date of the said letter from PERUPETRO.

3.	Any delay by us in honoring this guaranty in your favor shall accrue interest at a rate equivalent to Rate on Foreign Currency Loans (TAMEX rate) charged by the Entities of the Financial System, published by the Superintendency of Banking and Insurance, applicable during the period of the delay, or the rate that may replace it. Interest shall be calculated as from the date of the above-mentioned notarial letter sent by PERUPETRO to (entity of the Financial System).

As from the date of expiration or cancellation no claim may be filed regarding this guaranty and (entity of the Financial System) and the Contractor shall be released from every responsibility or obligation hereunder.

Sincerely yours,

Entity of the Financial System

ANNEX “C-3”

LETTER OF GUARANTY FOR THE THIRD PERIOD

OF THE MINIMUM WORK PROGRAM

LETTER OF GUARANTY

No. Lima,

PERUPETRO

S.A. LIMA

Gentlemen,

We, the (entity of the Financial System), hereby constitute ourselves as joint and several guarantors for              hereinafter referred to as the Contractor, in favor of PERUPETRO S.A., hereinafter referred to as PERUPETRO, in the amount of two millions and 00/100 US Dollars (US$.2,000.000) in order to guarantee the faithful compliance with Contractor’s obligations under the minimum work program of the third period of the exploration phase, contained in clause four of the License Contract for the Exploration and Exploitation of Hydrocarbons in Block 95 signed with PERUPETRO (hereinafter referred to as the Contract).

The obligation assumed by (entity of the Financial System) hereunder is limited to the payment to PERUPETRO of the amount of two millions and 00/100 US Dollars (US$ 2,000.000) required in its payment request.

1.	This is a joint and several, irrevocable, unconditional, and automatically executable guaranty, without benefit of exclusion, payable upon presentation, during the effective term hereof, of a notarial letter addressed by PERUPETRO to (Entity of the Financial System) requesting payment of two millions and 00/100 US Dollars (US$ 2’000.000), declaring that the Contractor has not complied in whole or in part with the obligation referred to above and attaching to said letter, as sole surety and justification, a notarially certified copy of the notarial letter sent by PERUPETRO to the Contractor requiring compliance with the aforesaid obligation and giving notice of its intention of executing the guaranty. Said notarial letter from PERUPETRO to the Contractor must have been delivered to the latter at least twenty (20) calendar Days before the date on which PERUPETRO files the payment claim with                         (entity of the Financial System)

2.	This guaranty shall expire no later than unless before that date (entity of the Financial System) receives a letter from PERUPETRO releasing (entity of the Financial System) and the Contractor from every responsibility hereunder, in which case this guaranty shall be canceled on the date of the said letter from PERUPETRO.

3.	Any delay by us in honoring this guaranty in your favor shall accrue interest at a rate equivalent to Rate on Foreign Currency Loans (TAMEX rate) charged by the Entities of the Financial System, published by the Superintendency of Banking and Insurance, applicable during the period of the delay, or the rate that may replace it. Interest shall be calculated as from the date of the above-mentioned notarial letter sent by PERUPETRO to (entity of the Financial System).

As from the date of expiration or cancellation no claim may be filed regarding this guaranty and (entity of the Financial System) and the Contractor shall be released from every responsibility or obligation hereunder.

Sincerely yours,

Entity of the Financial System

ANNEX “C-4”

LETTER OF GUARANTY FOR THE THIRD PERIOD

OF THE MINIMUM WORK PROGRAM

LETTER OF GUARANTY

No. Lima,

PERUPETRO

S.A. LIMA

Gentlemen,

We, the (entity of the Financial System), hereby constitute ourselves as joint and several guarantors for              hereinafter referred to as the Contractor, in favor of PERUPETRO S.A., hereinafter referred to as PERUPETRO, in the amount of one millions one hundred twenty five thousand and 00/100 US Dollars (US$.1,125.000) in order to guarantee the faithful compliance with Contractor’s obligations under the minimum work program of the third period of the exploration phase, contained in clause four of the License Contract for the Exploration and Exploitation of Hydrocarbons in Block 95 signed with PERUPETRO (hereinafter referred to as the Contract).

The obligation assumed by (entity of the Financial System) hereunder is limited to the payment to PERUPETRO of the amount of one millions one hundred twenty five thousand and 00/100 US Dollars (US$ 1,125.000) required in its payment request.

1.	This is a joint and several, irrevocable, unconditional, and automatically executable guaranty, without benefit of exclusion, payable upon presentation, during the effective term hereof, of a notarial letter addressed by PERUPETRO to (Entity of the Financial System) requesting payment of one millions one hundred twenty five thousand and 00/100 US Dollars (US$ 1,125.000), declaring that the Contractor has not complied in whole or in part with the obligation referred to above and attaching to said letter, as sole surety and justification, a notarially certified copy of the notarial letter sent by PERUPETRO to the Contractor requiring compliance with the aforesaid obligation and giving notice of its intention of executing the guaranty. Said notarial letter from PERUPETRO to the Contractor must have been delivered to the latter at least twenty (20) calendar Days before the date on which PERUPETRO files the payment claim with (entity of the Financial System).

2.	This guaranty shall expire no later than unless before that date (entity of the Financial System) receives a letter from PERUPETRO releasing (entity of the Financial System) and the Contractor from every responsibility hereunder, in which case this guaranty shall be canceled on the date of the said letter from PERUPETRO.

3.	Any delay by us in honoring this guaranty in your favor shall accrue interest at a rate equivalent to Rate on Foreign Currency Loans (TAMEX rate) charged by the Entities of the Financial System, published by the Superintendency of Banking and Insurance, applicable during the period of the delay, or the rate that may replace it. Interest shall be calculated as from the date of the above-mentioned notarial letter sent by PERUPETRO to (entity of the Financial System).

As from the date of expiration or cancellation no claim may be filed regarding this guaranty and (entity of the Financial System) and the Contractor shall be released from every responsibility or obligation hereunder.

Sincerely yours,

Entity of the Financial System

ANNEX “C-5”

LETTER OF GUARANTY FOR THE THIRD PERIOD

OF THE MINIMUM WORK PROGRAM

LETTER OF GUARANTY

No. Lima,

PERUPETRO

S.A. LIMA

Gentlemen,

We, the (entity of the Financial System), hereby constitute ourselves as joint and several guarantors for              hereinafter referred to as the Contractor, in favor of PERUPETRO S.A., hereinafter referred to as PERUPETRO, in the amount of two millions and 00/100 US Dollars (US$.2,000.000) in order to guarantee the faithful compliance with Contractor’s obligations under the minimum work program of the third period of the exploration phase, contained in clause four of the License Contract for the Exploration and Exploitation of Hydrocarbons in Block 95 signed with PERUPETRO (hereinafter referred to as the Contract).

The obligation assumed by (entity of the Financial System) hereunder is limited to the payment to PERUPETRO of the amount of two millions and 00/100 US Dollars (US$ 2,000.000) required in its payment request.

1.	This is a joint and several, irrevocable, unconditional, and automatically executable guaranty, without benefit of exclusion, payable upon presentation, during the effective term hereof, of a notarial letter addressed by PERUPETRO to (Entity of the Financial System) requesting payment of two millions and 00/100 US Dollars (US$ 2,000.000), declaring that the Contractor has not complied in whole or in part with the obligation referred to above and attaching to said letter, as sole surety and justification, a notarially certified copy of the notarial letter sent by PERUPETRO to the Contractor requiring compliance with the aforesaid obligation and giving notice of its intention of executing the guaranty. Said notarial letter from PERUPETRO to the Contractor must have been delivered to the latter at least twenty (20) calendar Days before the date on which PERUPETRO files the payment claim with (entity of the Financial System).

2.	This guaranty shall expire no later than unless before that date (entity of the Financial System) receives a letter from PERUPETRO releasing (entity of the Financial System) and the Contractor from every responsibility hereunder, in which case this guaranty shall be canceled on the date of the said letter from PERUPETRO.

3.	Any delay by us in honoring this guaranty in your favor shall accrue interest at a rate equivalent to Rate on Foreign Currency Loans (TAMEX rate) charged by the Entities of the Financial System, published by the Superintendency of Banking and Insurance, applicable during the period of the delay, or the rate that may replace it. Interest shall be calculated as from the date of the above-mentioned notarial letter sent by PERUPETRO to (entity of the Financial System).

As from the date of expiration or cancellation no claim may be filed regarding this guaranty and (entity of the Financial System) and the Contractor shall be released from every responsibility or obligation hereunder.

Sincerely yours,

Entity of the Financial System

ANNEX “C-6”

LETTER OF GUARANTY FOR THE THIRD PERIOD OF THE

MINIMUM WORK PROGRAM

LETTER OF GUARANTY

No. Lima,

PERUPETRO

S.A. LIMA

Gentlemen,

We, the (entity of the Financial System), hereby constitute ourselves as joint and several guarantors for hereinafter referred to as the Contractor, in favor of PERUPETRO S.A., hereinafter referred to as PERUPETRO, in the amount of two millions and 00/100 US Dollars (US$.2,000.000) in order to guarantee the faithful compliance with Contractor’s obligations under the minimum work program of the third period of the exploration phase, contained in clause four of the License Contract for the Exploration and Exploitation of Hydrocarbons in Block 95 signed with PERUPETRO (hereinafter referred to as the Contract).

The obligation assumed by (entity of the Financial System) hereunder is limited to the payment to PERUPETRO of the amount of two millions and 00/100 US Dollars (US$ 2,000.000) required in its payment request.

1.	This is a joint and several, irrevocable, unconditional, and automatically executable guaranty, without benefit of exclusion, payable upon presentation, during the effective term hereof, of a notarial letter addressed by PERUPETRO to (Entity of the Financial System) requesting payment of two millions and 00/100 US Dollars (US$ 2,000.000), declaring that the Contractor has not complied in whole or in part with the obligation referred to above and attaching to said letter, as sole surety and justification, a notarially certified copy of the notarial letter sent by PERUPETRO to the Contractor requiring compliance with the aforesaid obligation and giving notice of its intention of executing the guaranty. Said notarial letter from PERUPETRO to the Contractor must have been delivered to the latter at least twenty (20) calendar Days before the date on which PERUPETRO files the payment claim with (entity of the Financial System)

2.	This guaranty shall expire no later than unless before that date (entity of the Financial System) receives a letter from PERUPETRO releasing (entity of the Financial System) and the Contractor from every responsibility hereunder, in which case this guaranty shall be canceled on the date of the said letter from PERUPETRO.

3.	Any delay by us in honoring this guaranty in your favor shall accrue interest at a rate equivalent to Rate on Foreign Currency Loans (TAMEX rate) charged by the Entities of the Financial System, published by the Superintendency of Banking and Insurance, applicable during the period of the delay, or the rate that may replace it. Interest shall be calculated as from the date of the above-mentioned notarial letter sent by PERUPETRO to (entity of the Financial System).

As from the date of expiration or cancellation no claim may be filed regarding this uaranty and (entity of the Financial System) and the Contractor shall be released from every responsibility or obligation hereunder.

Sincerely yours,

Entity of the Financial System

ANNEX “D”

CORPORATE GUARANTY

Señores:

PERUPETRO S.A.

Av. Luis

Aldana 320

Lima 41

PERU

             in accordance with point 3.11 of the License Contract for the Exploration and Exploitation of Hydrocarbons in Block 95 to be entered into between PERUPETRO S.A. (“PERUPETRO”) and          hereby jointly and severally guarantees to PERUPETRO compliance by              with all the obligations assumed by it under the minimum work program described in point 4.6 of the Contract, as well as the implementation by          of each annual Exploitation program, as adjusted or modified, that it may submit to PERUPETRO in compliance with point 5.3 of the Contract.

This guarantee shall remain in full force and effect while the obligations of              under the Contract are exigible. For purposes of this guaranty,                      submits itself Ito the laws of the Republic of Peru, expressly waives every diplomatic claim, and submits itself to the arbitration procedure for the solution of conflicts established in clause twenty-one of the Contract.

Very truly yours,

Corporate Guarantor

(Legally authorized officer)

ANNEX “E”

ACCOUNTING PROCEDURE

1.	GENERAL PROVISIONS

1.1	OBJECT

The object of this annex is to set out the accounting rules and procedures to help determine the revenues, investments, expenses and operating costs of the Contractor for purposes of the calculation of Factor Rt_1 referred to in clause eight of the Contract.

1.2	DEFINITIONS

The terms used heroin, which have been defined in clause one of the Contract, shall have the meaning given to them therein. The accounting terms used herein shall have the meaning given to them by the accounting standards and practices accepted in Peru and in the international petroleum industry.

1.3	ACCOUNTING STANDARDS

a)	The Contractor shall keep its accounts in accordance with the legal rules in force, with the accounting principles and practices established and accepted in Peru and in the international petroleum industry, and with the provisions set forth in this Accounting Procedure.

b)	The “Accounting Procedures Manual” referred to in point 18.1 of the Contract must consider the provisions contained in this annex.

2.	ACCOUNTING RECORDS, AUDIT AND ADJUSTMENTS

2.1	ACCOUNTING SYSTEMS

In order to determine Factor Rt_1, the Contractor shall keep a special system of accounts to record therein, in Dollars, the revenues received and expenditures made in relation to the Operations carried out under the Contract. This system will have two main accounts: the Factor Rt_1 Revenue Account, and the Factor Rt_1 Expenditure Account.

2.2 EXCHANGE RATE

Transactions made in local currency shall be recorded at the selling exchange rate in force on the Day the disbursement was made or the revenues were received. Transactions made in Dollars and the appraisal of production shall be recorded in accordance with the provisions set forth in point 3.3 of this annex.

2.3	SUPPORTING DOCUMENTATION

The Contractor shall keep in its files the original documents that support the charges made to the Factor Rt_1 accounts.

2.4	STATEMENT OF FACTOR Rt.1 ACCOUNTS

During the exploration phase, the Contractor shall submit within a term of thirty Days following the end of each period, a detailed Monthly Statement of the Factor Rt_1 revenue and expenditure accounts corresponding to said period.

If the Contractor has opted for the application of the methodology described in point 8.3.2 for the calculation of the royalty, it will file with PERUPETRO, within a term of thirty (30) Days following the date of Declaration of Commercial Discovery, a detailed Monthly Statement of the Factor Rt_1 revenue and expenditure accounts coresponding to the period elapsed between the last Statement filed and the month of July or December of the previous year, as the case may be.

Thereafter, the Contractor shall submit to PERUPETRO, within fifteen (15) Days following the end of January and July in every calendar year, a detailed Monthly Statement of the Factor Rt_1 Revenue and Expenditure Accounts corresponding to the previous semester.

a)	Monthly Statement of the Factor Rt_1 Revenue Account

The Monthly Statement of the Factor Rt_1 Revenue Account includes the appraisal of the Fiscalized Production corresponding to the semester being reported. It shall also contain, in detail and classified by type, all the transactions for which the Contractor has received revenues, including the date on which such revenues were actually received, a short description of the transaction, number of accounting voucher, amount in Dollars, or in local currency and Dollars if the revenues were received in local currency, and the relevant exchange rate.

b)	Monthly Statement of the Factor Rt_1 Expenditure Account

The Monthly Statement of the Factor Rt_1 Expenditure Account shall contain, in detail and classified by type, all the transactions for which the Contractor has made disbursements, including the date on which the disbursement was actually made, a short description of the transaction, number of accounting voucher, amount in Dollars, or in local currency and Dollars if the disbursement was made in local currency, and the relevant exchange rate.

2.5	ACCOUNTING AUDIT AND ADJUSTMENTS

a)	The accounting books and original documents supporting the transactions included in each Monthly Statement shall be made available to the authorized representatives of PERUPETRO, during business hours, for them to be inspected whenever said representatives may require so.

The audit of accounting books and supporting documents shall be carried out pursuant to generally accepted audit standards, including sampling procedures, when required.

b)	The Monthly Statements of the Factor Rt_1 Accounts shall be deemed to have been accepted if PERUPETRO does not object to them in writing within a maximum term of twenty-four (24) Months, counted as from their date of filing with PERUPETRO.

The Contractor must answer the observations made by PERUPETRO within a term of three (3) Months following receipt of the notice in which PERUPETRO made the observations. If the Contractor fails to abide by the aforementioned time limit, the observations made by PERUPETRO shall be deemed to have been accepted.

c)	All disagreements arising from an accounting audit must be resolved by the Parties within a maximum term of three (3) Months, counted as from the date on which PERUPETRO received the answer from the Contractor. After the said time limit has expired, the disagreement shall be submitted for the consideration of the Supervisory Committee, so that it may proceed as provided for in Point 7.4 of the Contract. If the disagreement continues, the Parties may agree to have it reviewed by an external audit firm previously accepted by PERUPETRO, or may agree to proceed as provided for in point 21.3 of the Contract. The arbitration award or the opinion of the external auditors shall be considered final.

d)	If, as a result of the accounting audit, it is determined that a Factor Rt_t other than the one used should have been applied in a given period, the corresponding adjustments will be made. All adjustments shall accrue interest in accordance with the provisions set forth in point 8.5 of the Contract.

3.	REVENUES AND EXPENDITURES IN THE FACTOR Rt_1ACCOUNTS

3.1	REVENUES

The following shall be considered revenues and shall be recorded in the Factor Rt_1 Revenue Account:

a)	The valuation of the Fiscalized Production of Hydrocarbons, as per the provisions set forth in clause eight of the Contract.

b)	Disposal of assets acquired by the Contractor for the Contract Operations, the cost of which was recorded in the Factor Rt_1 Expenditure Account.

c)	Services provided to third parties in which personnel whose remunerations and benefits are recorded in the Factor Rt_1 Expenditure Account participate and/or in which goods the acquisition cost of which has been recorded in the Factor Rt_1 Expenditure Account are used.

d)	Rental of goods owned by the Contractor, the acquisition cost of which was recorded in the Factor Rt_1 Expenditure Account, or sub-lease of goods the rental of which is charged to the Factor Rt_1 Expenditure Account.

e)	Indemnities obtained from insurance policies taken out with regard to the activities performed under the Contract and to goods that have suffered a loss, including insurance indemnities for loss of profit. Revenues derived from hedging agreements are not considered.

f)	Other revenues that represent a credit applicable to charges made to the Factor Rt_1 Expenditure Account.

3.2	EXPENDITURES

As from the Date of Signing, all investments, expenditures and operating costs duly supported by the corresponding payment voucher will be acknowledged. However, such an acknowledgment will be subject to the following limitations:

a)	With regard to personnel:

The remunerations and benefits granted to Contractor’s personnel assigned on a permanent or temporary basis to the Operations. To ths end, the Contractor shall make available to PERUPETRO S.A., upon its irequest, the company’s payroll and personnel policy.

In general, all remunerations and benefits of Contractor’s operating and administrative personnel, granted during the performance of the Operations, shall be recorded and classified according to their nature.

In the event the Contractor performs activities other than those set forth in the Contract, the costs of the personnel assigned on a temporary or partial basis to the Operations will be charged to the Expenditure Account, pursuant to the provisions set forth in item h) of this point 3.2.

b)	With regard to Services provided by Affiliates:

As regards services received from Affiliates, the charges shall be competitive with those of other companies that may provide the same services.

c)	With regard to materials and equipment:

Materials and equipment acquired by the Contractor shall be recorded in the Factor Rt-1 Expenditure Account, as indicated below:

•	New materials and equipment (Condition “A”)

Condition “A” materials and equipment shall be those that are now and are ready to be used without any reconditioning whatsoever. These shall be recorded at the price shown on the pertinent commercial invoice, plus costs generally accepted in accounting practices, including additional import costs, if applicable.

•	Used materials and equipment (Condition “B”)

Condition “B” materials and equipment shall be those that are not new but are ready to be used without any reconditioning whatsoever. These shall be recorded at seventy-five percent (75%) of the price then quoted for the same materials and equipment if new, or at the purchase price shown on the pertinent commercial invoice, whichever is less.

• Materials and Equipment (Condition “C”)

Condition “C” materials and equipment shall be those that can be used for their original purpose after proper reconditioning. These shall be recorded at fifty percent (50%) of the price then quoted for the same materials and equipment if new, or at the purchase price shown on the pertinent commercial invoice, whichever is less.

d)	With regard to freight and transportation expenses Only the travel expenses of Contractor’s personnel and their family members, as well as the cost of transporting their personal and household effects, will be acknowledged, according to the company’s internal policy.

In the transportation of equipment, materials and supplies required for the Operations, the Contractor shall avoid paying “false freight”. If such freight is paid, the corresponding disbursements shall be subject to the express written acceptance of PERUPETRO.

e)	With regard to insurance

The premiums and net costs of insurance placed totally or partially in the Affiliates of the Contractor, shall be recognized solely to the extent their charges are competitive with those of other insurance companies that have no relationship with the Contractor.

Payments made as a result of hedging agreements should not be considered.

f)	With regard to tributes

Only tributes paid in relation to Contract Operations shall be acknowledged.

g)	With regard to research expenditures

Research expenditures for the development of new equipment, materials, procedures and techniques to be used in the search for, development and production of Hydrocarbons, as well as expenditures for perfecting them, shall be acknowledged upon obtaining the prior written approval of PERUPETRO.

h)	With regard to the proportional assignment of expenditures in general

If the Contractor performs other activities in addition to those of the Contract, or has signed more than one contract with PERUPETRO, the costs of the technical and administrative personnel, including expenditures for maintenance of administrative offices, expenditures and costs for the operation of warehouses, as well as other indirect expenses and costs, will be charged to the Factor Rt_1 Expenditure Account on the basis of a proportional assignment of costs, in accordance with a policy previously proposed by the Contractor and accepted by PERUPETRO.

3.3	TIME OF RECORDING REVENUES AND EXPENDITURES

a)	Revenues corresponding to the valuation of the Fiscalized Production of Hydrocarbons in a given calendar month will be recorded as revenues of the calendar month in which the Hydrocarbons were fiscalized.

b)	The revenues referred to in points b), c), d), e) and f) of point 3.1 hereof will be charged to the Revenue Account at the time they are actually received.

c)	Expenditures will be recorded at the time the corresponding payment is made.

4.	REVENUES AND EXPENDITURES NOT ACKNOWLEDGED

4.1	REVENUES NOT ACKNOWLEDGED

For purposes of the calculation of Factor Rt_1, the following revenues will not be acknowledged:

a)	Financial revenues in general.

b)	Revenues derived from the provision of services or disposal of goods owned by the Contractor, made before the Date of Signing of the Contract.

c)	Revenuers received from activities not related to the Operations under the Contract.

4.2	EXPENDITURES NOT ACKNOWLEDGED

For purposes of the calculation of Factor Rt_1, the following disbursements will not be acknowledged as expenditures:

a)	Investments, expenses and costs incurred by the Contractor before the Date of Signing of the Contract.

b)	Interest on loans, including interest on credits from suppliers.

c)	Financial expenses in general.

d)	Costs incurred in taking inventories in the event of assignment of any of Contractor’s rights under the Contract.

e)	Depreciation and amortization of assets.

f)	Sums paid as a result of any non-compliance with obligations under the Contract, as well as fines, penalties and indemnities imposed by authorities, including those imposed as a result of lawsuits.

g)	Fines, surcharges and adjustments arising from late payment of tributes in force in the country.

h)	Income Tax applicable to the Contractor and the Tax levied on the profits available to the titleholder abroad, if applicable.

i)	Value Added Tax (IGV) and Municipal Promotion Tax, except when it constitutes an expense according to the Income Tax Law.

j)	Donations in general, except for those previously approved by PERUPETRO.

k)	Advertising expenditures, except for those previously approved by PERUPETRO.

I)	Costs and expenditures for transporting and marketing the Hydrocarbons beyond the Production Fiscalization Point.

m)	Investments in facilities for the transportation and storage of Hydrocarbons produced from the Contract Area beyond the Production Fiscalization Point.

n)	Other expenses and investments not related to the Operations under the Contract.

5.	REVISION OF THE ACCOUNTING PROCEDURE

The rules contained in this Accounting Procedure may be modified by agreement between the Parties, indicating the date on which the modification will become effective.

ANNEX “F”

EXPLORATION WORK UNITS (EWUs)

TABLE OF EQUIVALENCES

Activity	Equivalent Work Units
2D seismic — km.	1,00
3D seismic — Km2	3,00
2D reprocessing — km	0,02
Gravimet — km	0,02
Magnetometry — km	0,02
Studies per period 20

Wells: Depth - m	Equivalent Work Units
0000 - 1000	0,10 x m
1001 - 2000	0,13 x m
2001 - 3000	0,18 x m
3001 - 4000	0,22 x m
Over 4001	0,25 x m

Note: For purposes of the appraisal of the guaranties referred to in point 3.10, the following equivalence should be used: 1 Equivalent Work Unit = US$5,000.